UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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BOB EVANS FARMS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
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July 15, 2011

To Our Valued Stockholders:

Five years ago, in fiscal 2007, we embarked upon a new corporate-wide business strategy known as “BEST Brand Builders,” which consists of five key elements: Win Together as a Team, Consistently Drive Sales Growth, Improve Margins with an Eye on Customer Satisfaction, Be the BEST at Operations Execution and Increase Returns on Invested Capital. We believe this strategy positions us to realize our vision of becoming “best in class” in all of our food businesses: Bob Evans Restaurants, Mimi’s Café, Bob Evans Food Products and Owens Foods.

The results of this strategy have been apparent in the stockholder value we have created over the past five fiscal years. To be more specific, from fiscal 2007 to fiscal 2011, we have delivered more than $350 million to our shareholders, including:

•	More than $100 million in dividends. We believe our dividend yield and payout ratio are among the most attractive in our restaurant industry peer group.

•	More than $269 million in the repurchase of more than 8 million shares of our common stock. In addition, we reduced our total debt position by half, from $298.5 million at the end of fiscal 2007 to $149.5 at the end of fiscal 2011.

I am confident that our Brand Builders strategy has positioned us to deliver continued improvement in fiscal 2012 and beyond. We have recently introduced a five-year annual earnings growth target of 7 to 10 percent, and we believe the combination of sales-driving initiatives, prudent investment for growth, and productivity incentives currently under way in both of our business segments will enable us to achieve this guidance.

Thank you for your support of Bob Evans Farms. I look forward to communicating with you throughout our 2012 fiscal year.

Sincerely,

Steven A. Davis
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 23, 2011 ~
10:00 a.m. Eastern Time
Bob Evans Farms, Inc. Dan Evans Center for Excellence
3700 S. High Street,
Columbus, Ohio 43207

Dear Bob Evans Stockholder:

We invite you to attend the 2011 Annual Meeting of Stockholders of Bob Evans Farms, Inc. (the “Company”). The meeting will be held on Tuesday, August 23, 2011, at 10:00 a.m. Eastern Time at the Bob Evans Farms, Inc. Dan Evans Center for Excellence, 3700 S. High Street, Columbus, Ohio 43207. A map is included on the back cover of the proxy statement. Doors will open at 9:30 a.m. Business for the meeting includes:

1.	Electing the three director nominees named in our proxy statement;

2.	Approving the advisory resolution on executive compensation;

3.	Conducting an advisory vote on the frequency of future advisory votes on executive compensation;

4.	Voting on a stockholder proposal if properly presented at the meeting;

5.	Voting on a proposal to amend our Amended and Restated Bylaws to provide for the annual election of all directors;

6.	Voting on a proposal to reduce the stockholder approval threshold required to amend Section 3.01 of our Amended and Restated Bylaws from 80 percent of our outstanding common shares to a simple majority;

7.	Ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm; and

8.	Transacting other business that may properly come before the meeting, if any.

We have not received notice of any other matters that may be properly presented at the meeting. The Board of Directors has set July 1, 2011, as the record date for the meeting. This means that only stockholders of record at the close of business on that date are entitled to vote in person or by proxy at the meeting.

Your vote is very important. Please vote as soon as possible, even if you plan to attend the annual meeting.

By Order of the Board of Directors,

Mary L. Garceau
Vice President, General Counsel and
  Corporate Secretary

Columbus, Ohio
July 15, 2011

i

3776 S. High St.
Columbus, Ohio 43207

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and where will the annual meeting be held?

The annual meeting will be held on Tuesday, August 23, 2011, at 10:00 a.m. Eastern Time, at the Bob Evans Farms, Inc. Dan Evans Center for Excellence, which is located at 3700 S. High Street, Columbus, Ohio 43207.

Why did I receive these proxy materials?

You have received these proxy materials because our Board of Directors (our “Board”) is soliciting a proxy to vote your shares at our 2011 Annual Meeting of Stockholders. This proxy statement contains information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is intended to assist you in voting your shares.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

As permitted by SEC rules, we are making this proxy statement and annual report available to our stockholders electronically through the Internet. On or about July 15, 2011, we began mailing to our stockholders of record at the close of business on July 1, 2011, a Notice of Internet Availability of Proxy Materials (the “Notice”), which contains instructions on how to access this proxy statement and our annual report online. If you received a Notice by mail, you will not receive printed copies of our proxy materials in the mail unless you request them. Instead, the Notice has instructions on how you can access and review all of the important information contained in the proxy statement and annual report through the Internet. The Notice also contains instructions on how you may submit your proxy through the Internet. If you received a Notice in the mail and would like to receive printed copies of our proxy materials, you should follow the instructions included in the Notice for requesting them.

How can I get electronic access to the proxy materials?

If you received your annual meeting materials by mail, we strongly encourage you to conserve natural resources and help reduce our printing and processing costs by signing up to receive future proxy materials via e-mail or the Internet. The Notice will provide you with instructions on how to:

•	view our proxy materials for the annual meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy-voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who may vote at the annual meeting?

Our Board has set July 1, 2011, as the record date for the annual meeting. This means that only stockholders of record at the close of business on that date are entitled to vote at the annual meeting or any

adjournment(s) of the annual meeting. At the close of business on July 1, 2011, there were           shares of our common stock, par value $.01 per share, outstanding. Each share of common stock entitles the holder to one vote on each item to be voted upon at the annual meeting.

How do I vote?

If you are a stockholder of record, you can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:

•	Internet — You can vote over the Internet at www.proxyvote.com;

•	Telephone — If you are located in the United States, you may vote by telephone by calling (800) 690-6903; or

•	Mail — If you received your proxy materials by mail, you can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.

The deadline for voting through the Internet or by telephone is 11:59 p.m. Eastern Time, on August 19, 2011. If you vote through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

If you hold your shares in street name through an organization such as a broker, you should follow the voting instructions provided to you by the organization that holds your shares. If you plan to attend the annual meeting and vote in person, ballots will be available. If your shares are held in street name you must bring an account statement or a letter from the organization that holds your shares indicating that you were the beneficial owner of the shares on July 1, 2011.

What if my shares are held through our 401(k) plan?

If you participate in our 401(k) plan and have money invested in the Bob Evans Farms, Inc. common stock fund, you will receive a card where you can instruct the trustee of our 401(k) plan how to vote your shares. If you do not instruct the trustee how to vote, then the shares you hold through the 401(k) plan will not be voted.

How will my shares be voted?

If you vote by mail, through the Internet, by telephone or in person, your shares will be voted as you direct. If you submit a valid signed proxy prior to the annual meeting, but do not complete the voting instructions, your shares will not be voted at the annual meeting.

We recommend you vote “For” the following:

•	Election of each of the director nominees listed under “Proposal 1 — Election of Directors;”

•	Approving the annual frequency of future advisory votes on executive compensation;

•	Approving the advisory resolution on executive compensation;

•	Approving the amendments to our bylaws (“Bylaws”) to provide that all directors will be elected annually;

•	Approving the reduction of the stockholder approval threshold required to amend Section 3.01 of our Bylaws from 80 percent of our outstanding common shares to a simple majority; and

•	Ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm.

We recommend you vote “Against” the following:

•	The stockholder proposal (if properly presented at the meeting).

Can other matters be decided at the annual meeting?

On the date this proxy statement was printed, we did not know of any matters to be raised at the annual meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the annual meeting, then the individuals appointed as proxies by our Board will have the discretion to vote on those matters for you.

May I revoke or change my vote?

Yes, you may revoke or change your vote in any of the following ways:

•	sending written notice to our Corporate Secretary at 3776 S. High St., Columbus, Ohio 43207, which must be received prior to the annual meeting;

•	submitting a later-dated proxy, which we must receive prior to the annual meeting;

•	casting a new vote through the Internet or by telephone before 11:59 p.m. Eastern Time, on August 19, 2011; or

•	attending the annual meeting and revoking your proxy in person if you are the stockholder of record of your shares.

If your shares are held in street name by an organization such as a broker and you wish to revoke your proxy, you should follow the instructions provided to you by the organization that holds your shares. If your shares are held in street name and you wish to revoke your proxy in person at the meeting, you must bring an account statement or letter from the organization that holds your shares indicating that you were the beneficial owner of the shares on July 1, 2011. Attending the annual meeting will not, by itself, revoke your proxy.

Who pays the cost of proxy solicitation?

We will pay the expenses of soliciting proxies, other than the Internet access and telephone usage charges you may incur if you access our proxy materials or vote through the Internet. Our employees, as well as employees of our proxy solicitor, Innisfree M&A, may solicit proxies by further mailings, by telephone, electronic mail, facsimile or by personal contact. Our employees will not receive any additional compensation for these solicitations. We have agreed to compensate Innisfree M&A approximately $12,500, plus reimbursement of expenses for their services to aid in the solicitation of proxies with respect to shares held by broker/dealers, financial institutions, and other custodians, fiduciaries and nominees. We may, however, pay additional sums to Innisfree M&A if deemed necessary to assist in this solicitation. We will also pay the standard charges and expenses of brokers, banks and other stockholders of record for forwarding proxy materials to the beneficial owners of our stock.

What constitutes a quorum?

We must have a quorum at the annual meeting in order to vote on the proposals. Under our Bylaws, a quorum is the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the annual meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner?”

If your shares are registered directly in your name, you are considered the “stockholder of record” of those shares. We sent the Notice directly to all stockholders of record. Alternatively, if your shares are held in an account at a broker, brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and our Notice was forwarded to you by that organization. The organization holding your shares is the “stockholder of record” for purposes of voting the shares at the annual meeting. As the beneficial owner, you have the right to direct that organization on how it should vote the shares held in your account by following the voting instructions the organization provides to you.

What is a “Broker Non-Vote?”

A “broker non-vote” occurs when a stockholder holds our shares in “street name” through a broker or similar organization, and the stockholder does not provide the broker with instructions on how to vote the shares on “non-routine” matters. Brokers cannot vote your shares on non-routine matters, such as the election of our directors, unless they receive instructions from you on how to vote.

Which proposals are “non-routine?”

We have several proposals this year which are considered “non-routine” where a broker can only vote your shares if it receives instructions from you. They are our election of directors, the frequency of future advisory votes on executive compensation, the advisory resolution on executive compensation, and the stockholder proposal described in this proxy statement.

Your broker will send you directions on how to instruct them to vote your shares. If you want to vote on these non-routine items, you must instruct your broker on how to vote your shares.

What are the voting requirements for the proposals discussed in the proxy statement?

Proposal 1 — Election of Directors

Our Bylaws require majority voting for uncontested director elections. This means that a majority of the votes cast at the annual meeting with respect to that director’s election must be voted “for” the election of the director nominee in order for that nominee to be elected. Abstentions and broker non-votes will not be counted as votes “For” or “Against” the election of the director.

This is a non-routine proposal. If your common stock is held in street name, you must instruct your broker how to vote your shares on this proposal. Otherwise, your shares will not be voted on this proposal.

Proposal 2 — Approving The Advisory Resolution on Executive Compensation

This advisory vote is non-binding but the Board and the Compensation Committee will give careful consideration to the results of voting on this proposal. The approval of the advisory resolution on executive compensation requires the affirmative vote of a majority of votes cast. Broker non-votes will not be treated as votes cast. Abstentions will not be counted as votes “For” or “Against” the proposal.

This is a non-routine proposal. If your common stock is held in street name, you must instruct your broker how to vote your shares on this proposal. Otherwise, your shares will not be voted on this proposal.

Proposal 3 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Stockholders will be able to specify one of four choices for this proposal on the form of proxy: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote is non-binding, but the Board and the Compensation Committee will give careful consideration to the results of voting on this proposal. The non-binding vote on the frequency of future advisory votes on executive compensation requires the affirmative vote of a majority of votes cast. Broker non-votes will not be treated as votes cast. Abstentions will not be counted as votes “For” or “Against” the proposal.

This is a non-routine proposal. If your common stock is held in street name, you must instruct your broker how to vote your shares on this proposal. Otherwise, your shares will not be voted on this proposal.

Proposal 4 — Stockholder Proposal

This advisory vote is non-binding. The approval of the proposal requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will not be counted as votes “For” or “Against” the stockholder proposal.

This is a non-routine proposal. If your common stock is held in street name, you must instruct your broker how to vote your shares on this proposal. Otherwise, your shares will not be voted on this proposal.

Proposal 5 — Amendment to Bylaws to Provide for Annual Election of All Directors

Under our Bylaws, at least 80 percent of the outstanding shares of our common stock must be voted “For” this proposal to amend our Bylaws. Abstentions and broker non-votes are counted as present and are considered a vote “Against.”

This is a routine proposal. If your common stock is held in street name, your broker, the broker has discretion to vote your shares even if it does not receive voting instructions from you.

Proposal 6 — Amendment to Bylaws to Reduce Stockholder Approval Threshold Required to Amend Section 3.01 of Our Bylaws

Under our Bylaws, at least 80 percent of the outstanding shares of our common stock must be voted “for” this proposal to amend our Bylaws. Abstentions and broker non-votes are counted as present and are considered a vote “against.”

This is a routine proposal. If your common stock is held in street name, your broker, the broker has discretion to vote your shares even if it does not receive voting instructions from you.

Proposal 7 — Ratification of Selection of Independent Registered Public Accounting Firm

Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm requires at least the majority of the shares of our common stock present at the annual meeting be voted “for” the ratification. Abstentions will have the same effect as votes against the proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether the selection of Ernst & Young LLP has been ratified.

This is a non-routine proposal. If your common stock is held in street name, you must instruct your broker how to vote your shares on this proposal. Otherwise, your shares will not be voted on this proposal.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” This procedure reduces our printing costs and postage fees. Under this procedure, stockholders of record who share the same address and last name will receive only one copy of the Notice and/or one set of our proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to have separate proxies and have the right to vote separately. Also, householding will not affect the payment of dividends in any way.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice or proxy materials and you wish to receive only a single copy of these documents for your household, please contact our transfer agent, American Stock Transfer, at (866) 714-7298. If you currently participate in householding and wish to receive a separate copy of our Notice or proxy materials, now and in the future, we will send you a separate copy upon your written request to American Stock Transfer.

If you hold your common stock in street name, please contact your broker for information on householding.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the stockholders known to us to be the beneficial owners of more than five percent of our outstanding common stock as of July 1, 2011 based upon the public filings on Schedule 13G and 13F made by such stockholders and as of the date of their filings. The percent of class is based upon our having           shares of our common stock outstanding as of July 1, 2011.

Stock Ownership of Certain Beneficial Owners Table

Name and Address	Amount and Nature
of Beneficial Owner	of Beneficial Ownership(1)		Percent of Class

Dimensional Fund Advisors LP	2,232,764	(2)	7.4%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746
Vanguard Group, Inc.	1,602,326	(3)	5.3%
PO Box 2600 Valley Forge, Pennsylvania 19482
NWQ Investment Management Company, LLC	1,594,353	(4)	5.3%
2049 Century Park East 16th Floor Los Angeles, CA 90067
LSV Asset Management	1,582,034	(5)	5.2%
1 N. Wacker Drive Chicago, Illinois 60606

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to the common stock reflected in the table.

(2)	Based on information contained in Dimensional Fund Advisors LP’s Schedule 13G filed with the SEC on February 11, 2011 and its Schedule 13F-HR filed on May 12, 2010 for its holding as of March 31, 2011.

(3)	Based on information contained in Vanguard Group, Inc.’s Schedule 13G filed with the SEC on February 10, 2011 and its Schedule 13F-HR filed on May 9, 2011 for its holding as of March 31, 2011.

(4)	Based on information contained in NWQ Investment Management Company, LLC’s Schedule 13F-HR filed on May 16, 2011 for its holding as of March 31, 2011.

(5)	Based on information contained in LSV Asset Management’s Schedule 13G filed with the SEC on February 9, 2011 and its Schedule 13F-HR filed on May 13, 2011 for its holding as of March 31, 2011.

The following table summarizes, as of July 1, 2011, the amount of our common stock beneficially owned by each director, each individual named in the “Summary Compensation Table,” and by all of our current directors and executive officers as a group:

Stock Ownership of Directors and Management Table

	Amount and Nature of Beneficial Ownership(1)
			Common Shares Which Can
			Be Acquired Upon
Name of Beneficial	Common Shares		Exercise of Options
Owner or Group	Presently Held		Exercisable Within 60 Days	Total	Percent of Class(2)

Larry C. Corbin(4)	61,456	(5)	203,237	264,693	*
Steven A. Davis(3)(4)	223,722		127,900	351,622	—%
Michael J. Gasser(4)	35,299		6,964	42,263	*
E. Gordon Gee(4)	7,831		0	7,831	*
E.W. (Bill) Ingram III(4)	34,206		6,964	41,170	*
Cheryl L. Krueger(4)	15,732		554	16,286	*
G. Robert Lucas II(4)	20,324	(6)	6,964	27,288	*
Eileen A. Mallesch(4)	13,080		0	13,080	*
Bryan G. Stockton(4)	18,739		0	18,739	*
Paul S. Williams(4)	12,130		0	12,130	*
Harvey Brownlee(3)	34,604		7,083	41,687	*
Paul F. DeSantis(3)	1,697		0	1,697	*
Randall L. Hicks(3)	18,122	(7)	33,830	51,952	*
J. Michael Townsley(3)	36,767		28,095	64,862	*
Mark A. Mears(3)	14,501		0	14,501	*

All current executive officers and directors as a group (20 persons)	598,449	(8)	457,309	1,055,758	—%

*	Represents ownership of less than one percent of our outstanding common stock.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all of the shares of common stock reflected in the table. All fractional shares have been rounded to the nearest whole share.

(2)	The percent of class is based on shares of common stock outstanding on July 1, 2011, and includes the number of shares of common stock that the named person has the right to acquire beneficial ownership of upon the exercise of stock options exercisable within 60 days of July 1, 2011.

(3)	Executive officer listed in the Summary Compensation Table.

(4)	Member of our Board of Directors.

(5)	Includes 2,256 shares of common stock held by Mr. Corbin’s spouse, as to which she has sole voting and investment power.

(6)	Includes 4,074 shares held in a defined benefit pension plan rollover account over which Mr. Lucas, in his capacity as trustee of the account, has sole voting and investment power.

(7)	Includes seven shares of common stock held by Mr. Hicks as custodian for the benefit of his son.

(8)	See notes (5), (6), and (7) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”) requires that our directors and executive officers and any person or entity holding more than 10 percent of our outstanding common stock report their initial ownership of our common stock, and any subsequent changes in their ownership, to the SEC. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any late reports.

We believe, based on a review of (1) Section 16(a) ownership reports filed on behalf of these individuals for their transactions during fiscal 2011 and (2) documentation received from one or more of these individuals that no annual Form 5 reports were required to be filed for them for fiscal 2011, that all SEC filing requirements were met.

Back Row: Ms. Mallesch, Mr. Corbin, Mr. Ingram, Ms. Krueger, Mr. Williams, Dr. Gee, and Mr. Lucas. Sitting: Mr. Gasser, Mr. Davis, and Mr. Stockton.

PROPOSAL 1 — ELECTION OF DIRECTORS

Size and Structure of the Board of Directors

We are proud of the quality, experience, independence and diversity of our Board of Directors. Many of our directors possess restaurant and food products experience, global experience and experience as officers, directors and committee members of large and complex publicly traded companies. Their combined experiences and skill sets bring to the Board and our Company strong capabilities in the areas of strategy, leadership, operating performance and governance.

Our Bylaws state that the number of directors will be determined by the Board, which has set the number at ten. Based on our Bylaws, the directors are divided into three classes with Class I and II each consisting of three directors and Class III consisting of four directors. Each class of directors serves for a three-year term when elected. However, if our stockholders approve Proposal 5 to provide for the annual election of all directors, all directors standing for election, beginning with this annual meeting of stockholders, will be elected to one-year terms.

The shares of common stock represented by all valid proxies will be voted as instructed. We believe that all of the nominees will be available and able to serve if elected to the Board. However, if a nominee becomes unavailable or unable to serve, the individuals selected by the Board as proxies will have discretion to vote for the remaining nominees, as well as any person nominated as a substitute by the Board.

Board Leadership Structure

We are led by Mr. Davis, who has served as our Chief Executive Officer since May 2006 and as Chairman of the Board of Directors since November 2006. Our Board is comprised of eight independent directors and two non-independent directors — Messrs. Davis and Corbin. Further, we have a “Lead Independent Director,” a position established in 2002 and currently held by Mr. Gasser, an independent director. In addition to other duties more fully described in our Corporate Governance Principles, the Lead Independent Director is responsible for:

•	Providing direction to the Chairman in the areas of strategy, leadership, operating performance and governance;

•	Providing direction to the Chairman regarding an appropriate schedule for Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with our operations;

•	Approving with the Chairman the agenda and schedules for each Board meeting with the understanding that agenda items requested on behalf of the independent directors will be included in the agenda;

•	Providing strategic insight and working with external strategic advisors on shareholder value creation.

•	Advising the Chairman as to the quality, quantity and timeliness of the flow of information from management that is necessary or appropriate for the independent directors to perform their duties effectively and responsibly, with the understanding that the independent directors will receive any information requested on their behalf by the Lead Independent Director;

•	Calling, coordinating, developing the agenda for, and chairing meetings of the independent directors;

•	Acting as principal liaison between the independent directors and the Chairman and Chief Executive Officer on sensitive issues and, when necessary, ensuring the full discussion of those issues at Board meetings;

•	Assisting the Nominating and Corporate Governance Committee, the Board and management in ensuring compliance with and implementation of our Corporate Governance Principles;

•	Providing input to the Nominating and Corporate Governance Committee regarding the appointment of the Chairman and members of Board committees;

•	Partnering with the Chair of the Nominating and Corporate Governance Committee on the annual self-evaluation process for the Board and its Committees;

•	Serving as Chairman at Board meetings when the Chairman is not present; and

•	Serving as a liaison for consultation and communication between us and our stockholders.

The Board has four standing committees: Audit, Compensation, Finance, and Nominating and Corporate Governance. Each of these committees has a separate independent chairperson. Detailed information on each Board committee is contained in the section captioned “CORPORATE GOVERNANCE, Board Committees and Charters,” below.

We believe that a combined Chairman and Chief Executive Officer position, together with independent chairs for each of our Board committees, a Lead Independent Director, regularly scheduled executive sessions of the Board and regularly scheduled meetings of the non-management directors, is the most appropriate Board leadership structure for us at this time. This structure demonstrates to all of our stakeholders, including our stockholders, that our Board is committed to shareholder value creation, as well as engaged, independent leadership and the performance of its responsibilities. Experienced and independent directors, sitting on various committees with independent chairpersons, oversee our operations, risks, performance, executive compensation and business strategy. We have also added several new independent directors since Mr. Davis was appointed to both the Chairman and Chief Executive Officer positions in order to enhance the independence and diversity of our Board. These new directors are Mr. Williams, Ms. Mallesch, Mr. Stockton and Dr. Gee.

The Board strongly believes that combining the Chairman and Chief Executive Officer positions takes advantage of the talent and knowledge of Mr. Davis, the person whom the Board recognizes as the “leader” of the modern day Bob Evans Farms, and effectively combines the responsibilities for strategy development and execution with management of day-to-day operations. It also reduces the potential for confusion or duplication of efforts and provides clear leadership for our entire organization, including providing the greatest opportunity for the Board to work directly with Mr. Davis.

The Board believes that its strong governance practices, including its supermajority of independent directors and its clearly defined Lead Independent Director responsibilities, provide an effective balance to the combination of the Chairman and Chief Executive Officer positions. The Board will review our leadership structure annually and will make changes if necessary or appropriate. The Board believes, however, the current structure is the most appropriate for us today.

Voting Standards for Director Elections

Our Bylaws and Corporate Governance Principles provide that, in uncontested elections (i.e., elections where the number of nominees is the same as the number of Board seats available), directors are elected by a majority of the votes cast. This means that more than 50 percent of the shares voted at the annual meeting must be cast in favor of the election of that director. Abstentions and broker non-votes will not be counted as votes “for” or “against” the election of the director.

Our Bylaws provide that before any incumbent director may be nominated for re-election by the Board, he or she must submit an irrevocable resignation, which would become effective if:

•	the director does not receive more than 50 percent of the votes cast at the annual meeting, and

•	the Board accepts the resignation in accordance with policies and procedures adopted by the Board for such purposes.

If an incumbent director does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee and the Board will consider whether to accept the director’s resignation in light of the best interests of our Company and our stockholders. When making this decision, the Nominating and Corporate Governance Committee and the Board may consider any factors they determine to be appropriate and relevant, including any stated reasons why stockholders voted against the incumbent director (and any alternatives for addressing those reasons) and whether the loss of the director would:

•	eliminate a financial expert from the Audit Committee;

•	cause the Board to have less than a majority of independent directors;

•	cause us to fail to satisfy NASDAQ listing requirements;

•	result in our default or breach under any loan covenants or other material contracts; or

•	trigger a significant payment by us under an employment contract or other contract.

The Board expects that an unsuccessful incumbent would voluntarily agree not to participate in any meetings of the Nominating and Corporate Governance Committee and the Board regarding his or her resignation. The Board must decide whether to accept or reject the director’s resignation within 90 days after receipt of the certified final stockholder vote for the election of directors. Within four business days following acceptance or rejection of the resignation, we would file a report with the SEC on Form 8-K discussing the Board’s decision and rationale.

Information Regarding Nominees for Election and Incumbent Directors

At the 2011 Annual Meeting, three Class I directors will be nominated for election. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Mses. Krueger and Mallesch, as well as Mr. Lucas, for re-election as Class I directors. If elected, these three individuals will each serve for a three-year term. However, if our stockholders approve Proposal 5 to provide for the annual election of all directors, the nominees will be elected to a one-year term expiring at our 2011 annual meeting.

The following table shows the nominees for election to the Board, the directors whose terms in office will continue after the annual meeting, and information about each nominee and continuing director. In making the determination of whether to nominate a person for our Board, the items discussed in “CORPORATE GOVERNANCE; Board Committees and Charters, Nominating and Corporate Governance Committee” are generally considered.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

NOMINEES — TERMS TO EXPIRE IN 2011 (CLASS I)

			Principal Occupation and Other Business Experience During the
Name	Age	Director Since	Past Five Years and Other Directorships

Cheryl L. Krueger	59	1993	Chief Executive Officer of Krueger + Co., LLC, a strategic business consulting firm, New Albany, Ohio, since 2009; President and Chief Executive Officer of Cheryl & Co., Inc., a manufacturer and retailer of gourmet foods and gifts, Columbus, Ohio from 1986 to 2009.
			Ms. Krueger was nominated to serve as a director because of her extensive knowledge and significant experience in the areas of marketing and branding, retail sales, business operations, on-line marketing and sales, manufacturing, as well as auditing and finance. Ms. Krueger’s entrepreneurial spirit and experience in starting and building Cheryl & Co. into a significant and well known brand, as well as her long tenure as its chief executive officer and the knowledge and expertise of running such an operation, were also attractive attributes and considered valuable to us. Ms. Krueger also brings gender diversity to the Board.
G. Robert Lucas II	67	1986	Trustee of The Jeffrey Trusts, trusts for the descendants of Joseph A. Jeffrey, Columbus, Ohio, since 2002.
			Mr. Lucas was nominated to serve as a director because of his extensive knowledge and significant experience in the areas of legal, regulatory and government affairs, restaurant operations, real estate, mergers and acquisitions, consumer products, auditing, finance and executive compensation. Mr. Lucas has had a long tenure on the Board and has valuable historical knowledge and expertise related to the Company, and he has served as general counsel for The Scotts Miracle-Gro Company (S&P 1500), as well as a director of a large privately held restaurant chain, which provides experience the Board considers valuable.

			Principal Occupation and Other Business Experience During the
Name	Age	Director Since	Past Five Years and Other Directorships

Eileen A. Mallesch	55	2008	Former Senior Vice President, Chief Financial Officer: Nationwide Property & Casualty Insurance, Nationwide Insurance, Columbus, Ohio, since December 31, 2009; Senior Vice President, Chief Financial Officer: Nationwide Property & Casualty Operations, Nationwide Insurance, from November 2005 to December 2009; Senior Vice President, Chief Financial Officer, Genworth Life Insurance, Lynchburg, Virginia, from April 2003 to November 2005; Vice President and Chief Financial Officer for General Electric Financial Employer Services Group from 2000 to 2003.
			Ms. Mallesch was nominated to serve as a director because of her extensive knowledge and significant experience in the areas of auditing, finance, enterprise risk management, taxation and mergers and acquisitions. Ms. Mallesch has served in management positions with large publicly traded organizations (including General Electric and Pepsico) handling complex matters, and also meets the standards for a qualified financial expert, which provides experience the Board considers valuable. She also brings gender diversity to the Board.

CONTINUING DIRECTORS — TERMS TO EXPIRE IN 2012 (CLASS II)

			Principal Occupation and Other Business Experience During the
Name	Age	Director Since	Past Five Years and Other Directorships

Larry C. Corbin	69	1981	Retired Interim Chief Executive Officer and President since 2006; Interim Chief Executive Officer and President from 2005 to 2006; Retired Executive Vice President of Restaurant Operations from 2004 to 2005; Executive Vice President of Restaurant Operations from 1995 to 2004, in each case of Bob Evans Farms, Inc.

			Principal Occupation and Other Business Experience During the
Name	Age	Director Since	Past Five Years and Other Directorships

			Mr. Corbin was nominated to serve as a director because of his long service and extensive knowledge of the Company, including his significant experience in operating Bob Evans restaurants. Mr. Corbin has significant experience in real estate selection, new restaurant openings, restaurant retail and food products operations and margin improvement through labor and food cost control.
Steven A. Davis	53	2006	Chairman of the Board of Bob Evans Farms, Inc. since September 2006; Chief Executive Officer of Bob Evans Farms, Inc. since May 2006; President, Long John Silver’s and A&W All-American Food Restaurants (Yum! Brands) from 2002 to 2006; Senior Vice President, Concept Development, Pizza Hut, Inc. (Yum! Brands) from 2000 to 2002.
			Mr. Davis was nominated to serve as a director because of his position as our Chief Executive Officer and his significant experience in operating restaurants. He also brings ethnic diversity to the Board. Mr. Davis has significant experience in the areas of marketing and branding, restaurant concept development, new restaurant openings retail food products, as well as mergers and acquisitions, real estate strategy and site selection, auditing and finance. His experience serving as an executive officer and board and committee member (audit, finance and governance) of publicly traded companies (S&P 100 and S&P 500, including Walgreen Co. and CenturyTel) is experience the Board considers valuable.
Paul S. Williams	51	2007	Managing Director, Major, Lindsey and Africa, a legal executive search firm, Chicago, Illinois, since May 2005; Chief Legal Officer and Executive Vice President, Cardinal Health, Inc., a healthcare services provider, Columbus, Ohio from April 2001 to May 2005.

Principal Occupation and Other Business Experience During the
Name	Age	Director Since	Past Five Years and Other Directorships

Mr. Williams was originally nominated to serve as a director because of his experience as a lawyer and as the Chief Legal Officer of Cardinal Health, Inc., a publicly traded company (S&P 500), as well as his knowledge of mergers and acquisitions, legal and regulatory matters. In addition, Mr. Williams brings significant expertise in healthcare, human resources, leadership development and executive compensation policy matters to our Board. His experience serving as an executive officer and board and committee member (audit, compensation and governance), and serving as the lead independent director, of publicly traded companies (State Auto Financial Corporation and Compass Minerals International, Inc.) is experience the Board considers valuable. Mr. Williams also brings ethnic diversity to the Board. He is a well-respected leader in the area of diversity, frequently speaking on diversity-related issues.

CONTINUING DIRECTORS — TERMS TO EXPIRE IN 2013 (CLASS III)

			Principal Occupation and Other Business Experience During the
Name	Age	Director Since	Past Five Years and Other Directorships

Michael J. Gasser	60	1997	Chairman of the Board, Chief Executive Officer and President of Greif, Inc., a manufacturer of shipping containers and containerboard, Delaware, Ohio, since 1994.
			Mr. Gasser has been nominated to serve as a director because of his extensive knowledge and significant global experience and perspective in the areas of auditing, finance, manufacturing, enterprise risk management, taxation and mergers and acquisitions, including acquisition strategy, selection and integration. Mr. Gasser currently serves as a director and chief executive officer for a large publicly traded company (S&P 1500), which provides experience the Board considers valuable. In his role as our Lead Independent Director, Mr. Gasser has distinguished himself to the Board, management and our stockholders.

			Principal Occupation and Other Business Experience During the
Name	Age	Director Since	Past Five Years and Other Directorships

Dr. E. Gordon Gee	67	2009	President of The Ohio State University since 2007; Chancellor of Vanderbilt University from 2000 to 2007.
			Dr. Gee has been nominated to serve as a director because of his extensive knowledge and significant experience in the areas of government affairs and regulatory matters, as well as in auditing and finance. Dr. Gee also provides great insight regarding leadership, strategy and vision gleaned from his leadership of numerous academic institutions, including the largest public university in the U.S. Dr. Gee has also served as a director and board committee member of several large retail companies in the S&P 500 (including Limited Brands, Inc. and Hasbro, Inc.), which provides experience the Board considers valuable.
E.W. (Bill) Ingram III	60	1998	President and Chief Executive Officer of White Castle System, Inc., a quick-service hamburger chain, Columbus, Ohio, since 1972.
			Mr. Ingram has been nominated to serve as a director because of his extensive knowledge and significant experience in the areas of restaurant operations, new restaurant opening, real estate and restaurant site selection, food service and production, as well as auditing and finance. Mr. Ingram currently serves as a director and chief executive officer for a large private restaurant chain, which provides experience the Board considers valuable.
Bryan G. Stockton	57	2006	Chief Operating Officer, Mattel, Inc., an international toy company, El Segundo, California, since January 2011; President, International of Mattel, Inc., November 2007 to January 2011; Executive Vice President, International of Mattel, Inc. from 2003 to November 2007.

Principal Occupation and Other Business Experience During the
Name	Age	Director Since	Past Five Years and Other Directorships

Mr. Stockton has been nominated to serve as a director because of his extensive knowledge and significant global experience in the areas of marketing and branding, strategy, consumer products and retail, manufacturing and mergers and acquisitions. Mr. Stockton currently serves as an executive officer for a large publicly traded consumer products company (S&P 100) and previously served as executive vice president of Kraft Foods International, Inc., a subsidiary of Kraft Foods, Inc. (S&P 100) which provides experience the Board considers valuable.

CORPORATE GOVERNANCE

Board Responsibilities

The Board oversees, counsels and directs management in the long-term interests of our Company and our stockholders. The primary responsibilities of the Board and its committees include:

•	Strategy: The Board actively works with management to develop annual and long-term strategies for our business and for stockholder value creation. The Board evaluates, approves and monitors the achievement of our business, strategic and financial objectives, plans and actions.

•	Leadership and Succession Planning: The Board and the Compensation Committee are responsible for the selection, evaluation and compensation of our directors and executive officers, including our Chairman and Chief Executive Officer. The Board and the Nominating and Corporate Governance Committee also work with management in the development of succession plans for our directors and executive officers.

•	Operating Performance: The Board regularly monitors our operational execution and financial performance, and discusses improvements and changes when appropriate. The Board holds management accountable for the execution of our strategic plans. The Board and the Audit Committee also work with management in the assessment and mitigation of our major risk factors.

•	Governance: The Board and the Nominating and Corporate Governance Committee oversee the establishment, implementation and maintenance of policies, practices and procedures to ensure that our business is conducted with the highest standards of ethical conduct and in conformity with applicable laws.

The Board has designated Mr. Gasser as its “Lead Independent Director” to coordinate the activities of the other independent directors and to perform other functions that will serve the best interests of our Company and our stockholders. The Lead Independent Director’s specific responsibilities are described under “PROPOSAL 1 — ELECTION OF DIRECTORS; Board Leadership Structure,” above.

The independent directors meet in executive sessions, without management and the non-independent directors, at the conclusion of each Board meeting and at other times they deem necessary or appropriate. The Lead Independent Director presides at these sessions.

Director Independence

Our Board follows the rules of The NASDAQ Stock Market LLC (“NASDAQ”) in determining whether our directors are “independent.” The NASDAQ rules contain both bright-line, objective tests and a subjective test for determining who is an independent director. The objective tests provide specific situations where a director will not be considered independent. For example, a director is not independent if he or she is employed by us or is a partner in or executive officer of an entity to which we made, or from which we received, payments in the current or any of the past three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

All of our non-employee directors qualify as independent under the objective tests. In evaluating independence under the subjective test, the Board reviewed and discussed all relevant facts and circumstances, including information provided by the directors and management regarding each non-employee director’s business and personal activities as they relate to us. The Board considered transactions between us and entities associated with the independent directors or members of their immediate family. These transactions were reviewed in the context of the NASDAQ objective tests, the special standards established by the SEC for members of audit committees, and the special standards established by the SEC and the Internal Revenue Service for compensation committee members.

The Board has concluded that both Dr. Gee and Mr. Gasser are independent and that the following relationships and transactions did not interfere with Dr. Gee’s or Mr. Gasser’s independent judgment in carrying out their responsibilities as directors.

The following items are not required to be disclosed under the applicable rules discussed above. However, we believe it is a best practice to disclose the transactions considered by the Board in assessing independence.

Since August 1, 2007, Dr. Gee has been employed as the President of The Ohio State University (“University”). Since July 1, 2007, we have been a party to a sponsorship agreement with Sodexo, Inc., which acts as the agent and manager for the University’s concessions. Our name and logo appear on signage at certain of the University’s athletic facilities and on concession boards where Sodexo, Inc. serves our products. We also receive the exclusive right to sell our products in several of the University’s athletic facilities and certain promotional rights to use the University’s name and athletic trademarks. The Board determined that this transaction does not interfere with Dr. Gee’s independent judgment in carrying out his responsibilities as a director because the transaction occurred in the ordinary course of business, is nominal in amount, Dr. Gee has no direct or indirect interest in the transaction, and the terms were negotiated at arm’s length and are similar to the terms other third parties have with the University.

On March 19, 2009, we entered into a sale agreement and a joint ownership agreement with a subsidiary of Grief, Inc. for our corporate aircraft. The purpose of the agreement was to better leverage a fixed asset and significantly reduce our cost of owning and operating the corporate aircraft. Pursuant to the sale agreement, we sold to Grief’s subsidiary 49 percent of the aircraft for approximately $2.4 million, which equaled 49 percent of the aircraft’s fair market value as determined by an independent third party appraisal. The sale provided us with a pre-tax gain of $1.4 million. The joint ownership agreement controls the use and sharing of the aircraft and related expenses. Fixed expenses are shared on a pro rata basis and variable expenses are based upon the number of flight hours used. We are responsible for the day-to-day management of the aircraft’s use, storage, maintenance repair and scheduling. All variable expenses are charged on a cost basis and attributed to that party’s use of the aircraft. Each party has the right to terminate the joint ownership agreement for any reason upon 120 days prior written notice. Upon termination, Greif is obligated to sell its ownership interest to us based on the fair market value of the aircraft at the time of the sale. The Board determined that this relationship and transaction do not interfere with Mr. Gasser’s independent judgment in carrying out his responsibilities as a director because none of our officers or directors, nor Mr. Gasser, has a direct or indirect material interest in this transaction or the joint ownership arrangement. The purchase price of the aircraft was based upon an independent third party appraisal, as would a repurchase. The transaction and arrangement are beneficial to both companies by reducing the overall costs of aircraft ownership through the joint ownership agreement.

Board Committees and Charters

The Board appoints the members of its committees and delegates various responsibilities and authority to its committees. The Board currently has standing Audit, Compensation, Finance and Nominating and Corporate Governance Committees. The Board has determined that each member of these committees is an independent director with the exception of Mr. Corbin who sits on the Finance Committee. Each Board committee has a written charter approved by the Board. Copies of each charter are posted on our Web site, www.bobevans.com, in the “Investors” section under “Corporate Governance.” Each committee has the power to, as it deems necessary, engage outside experts, advisers and counsel to assist it in its work.

Board Meetings and Attendance at Annual Meetings of Stockholders

The Board and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. The Board held seven meetings during fiscal 2011. Each director is expected to attend each meeting of the Board and the committees on which he or she serves. In fiscal 2011, every director attended at least 75 percent of the meetings of the Board and the committees on which he or she served held during his or her time of service. According to our Corporate Governance Principles, each director is expected to attend each annual meeting of our stockholders. All of our then incumbent directors attended our last annual meeting of stockholders held in September 2010.

The following table identifies our current committee members and indicates the number of meetings held in person or by telephone by each committee during fiscal 2011.

	Audit	Compensation	Finance	Nominating and Corporate
Name	Committee	Committee	Committee	Governance Committee
Larry C. Corbin			✓
Michael J. Gasser			Chair
Dr. E. Gordon Gee				✓
E.W. (Bill) Ingram III	✓		✓
Cheryl L. Krueger				Chair
G. Robert Lucas II	✓	✓
Eileen A. Mallesch	Chair
Bryan G. Stockton		✓	✓
Paul S. Williams		Chair		✓
Number of meetings in fiscal 2011	12	9	5	6

Audit Committee.  The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s primary responsibilities include:

•	overseeing our accounting and financial reporting processes, audits of our consolidated financial statements and our internal audit function;

•	directly appointing, compensating and overseeing our independent registered public accounting firm;

•	assessing our risk management processes;

•	instituting procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	assisting the Board in the oversight of internal control over financial reporting.

The Audit Committee also reviews and pre-approves all audit services and permitted nonaudit services provided by our independent registered public accounting firm to us or any of our subsidiaries and ensures that we do not engage our independent registered public accounting firm to perform any services prohibited by any applicable law, rule or regulation.

The Board has determined that each member of the Audit Committee is independent, including under the special standards established by the SEC for members of audit committees. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheets, income statements and cash flow statements. The Board has also determined that Ms. Mallesch qualifies as an “audit committee financial expert” under SEC rules.

The Audit Committee’s responsibilities and activities are described in detail in the Audit Committee’s charter and under the “Audit Committee Report” contained in this proxy statement.

Compensation Committee.  The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of our directors and executive officers. The Compensation Committee’s primary responsibilities include:

•	ensuring that our “pay for performance” compensation philosophy is executed with employees throughout our organization;

•	reviewing with management and approving the general compensation policy for our executive officers and directors;

•	reviewing and approving the compensation of our executive officers in light of goals and objectives approved by the Compensation Committee;

•	administering our stock-based compensation plans and approving stock-based awards;

•	assessing our Company’s compensation risk management processes;

•	evaluating the need for, and terms of, change in control and employment/severance contracts with our executive officers; and

•	reviewing and making recommendations to the Board with respect to incentive compensation plans and stock-based compensation plans in accordance with applicable laws, rules and regulations.

The Board has determined that each member of the Compensation Committee is independent, is a “non-employee director” under SEC rules, and is an “outside director” under applicable tax laws and regulations.

For more information on the responsibilities and activities of the Compensation Committee, including its process for determining executive compensation and the role of our executive officers in that process, see the “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Executive Compensation” disclosures contained in this proxy statement, as well as the Compensation Committee’s charter.

The Compensation Committee has retained the services of Towers Watson & Co. (“Towers Watson”), a consulting firm, to assist the Compensation Committee with its responsibilities. Towers Watson reports directly to the Compensation Committee with respect to executive compensation consulting services. For more information regarding the role of the compensation consultant, see the “Compensation Discussion and Analysis” contained in this proxy statement.

Finance Committee.  The Finance Committee reviews and recommends matters related to our capital structure, including the issuance of debt and equity securities; banking arrangements, including the investment of corporate cash; and management of the corporate debt structure. In addition, the Finance Committee reviews and approves material finance and other cash management transactions. The Finance Committee is also responsible for overseeing and advising the Board on:

•	assessing capital expenditures, operating income, cash flow, cash management and working capital;

•	reviewing investment strategies and policies;

•	reviewing value creation strategies, such as dividend payout ratios, stock repurchase programs, debt reduction strategies, financing strategies (unsecured, secured), and use of assets such as real estate.

•	assessing adjustments to our capital structure;

•	assessing annual and five-year capital plans and specific capital plan investments;

•	assessing financial aspects of insurance and risk management;

•	reviewing our actual and forecasted operating performance;

•	reviewing our annual earnings guidance; and

•	reviewing financial aspects of proposed mergers, acquisitions, divestitures, strategic investments, collaborations and joint ventures.

Nominating and Corporate Governance Committee.  The purpose of the Nominating and Corporate Governance Committee is to identify and recommend to the Board qualified individuals for nomination, election or appointment as directors, and to provide recommendations regarding management succession. The Nominating and Corporate Governance Committee is also responsible for overseeing and advising the Board on corporate governance matters and practices, including:

•	developing, reviewing and assessing corporate governance guidelines and principles;

•	reviewing and assessing our compliance with SEC and NASDAQ rules and other applicable legal requirements pertaining to corporate governance;

•	reviewing and making recommendations to the Board and management regarding our organizational structure and succession plans for our executive officers;

•	reviewing procedures designed to identify and, when appropriate, approving related person transactions; and

•	recommending to the Board changes to its committee structure and functions as the Nominating and Corporate Governance Committee deems advisable.

The Nominating and Corporate Governance Committee’s charter describes its responsibilities and activities in detail.

In carrying out its responsibilities to identify and evaluate director nominees, the Nominating and Corporate Governance Committee may consider any factors it deems appropriate when considering candidates for the Board, including, without limitation: judgment, skill, diversity, independence, accountability, strength of character, experience with businesses and organizations of comparable size, experience with a publicly traded company, professional accomplishments, education, experience and skill relative to other Board members, desirability of the candidate’s membership on the Board and any committees of the Board, demonstrated leadership ability, existing relationships with us and potential conflicts of interest and the ability to represent our stockholders. While the Board does not have a formal policy on diversity, the Nominating and Corporate Governance Committee takes into account the existing diversity reflected in the members of the Board, including their professional experience, skills, backgrounds and viewpoints, as well as in gender, ethnicity and national origin. Depending on the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating and Corporate Governance Committee. In considering candidates for the Board, the Nominating and Corporate Governance Committee will evaluate the entirety of each candidate’s credentials. However, there are no specific minimum qualifications that must be met by a Nominating and Corporate Governance Committee-recommended nominee. Nevertheless, the Nominating and Corporate Governance Committee does believe that all members of the Board should have the highest character and integrity, a formal college education, business experience, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as directors.

The Nominating and Corporate Governance Committee considers candidates recommended by our stockholders and evaluates them using the same criteria as for other candidates. The Nominating and Corporate Governance Committee also has used, and may in the future use, third party search firms to identify potential director candidates.

A stockholder who wants to recommend a prospective nominee for consideration by the Nominating and Corporate Governance Committee should submit the candidate’s name, address and qualifications to Mary L. Garceau, Vice President, General Counsel and Corporate Secretary at Bob Evans Farms, Inc., 3776 S. High St., Columbus, Ohio 43207.

Board Role in Risk Oversight

Our Board has overall responsibility for risk oversight with a focus on the most significant risks facing our Company. Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown. Some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to avoid or mitigate the potential adverse impact. Sometimes a higher degree of risk may be acceptable because of a greater perceived potential for a return on our investment.

Management is responsible for:

•	identifying risk and risk controls related to significant business activities;

•	identifying risks related to our short and long term strategies and the potential impact of such risks on our strategies; and

•	developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential return and the appropriate manner in which to control risk.

The Board implements its risk oversight responsibilities by having management provide periodic reports on the significant risks that we face and how we control or mitigate risk, if and when appropriate. In some cases, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management. In other cases, a Board committee is responsible for oversight of specific risk topics. For example,

•	the Audit Committee oversees our enterprise risk management program, as discussed in greater detail below, as well as issues related to internal control over financial reporting;

•	the Nominating and Governance Committee oversees issues related to our governance structure, corporate governance matters and processes, risks arising from related person transactions, as well as issues related to Board and management succession;

•	the Finance Committee oversees issues related to our capital and debt structure; and

•	the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail below.

Presentations and other information for the Board and its committees generally identify and discuss relevant risks and risk control. The Board assesses and oversees risks as a part of its review of our related business, financial or other activities.

Our Chief Risk and Compliance Officer manages our enterprise risk management program. This position was created to allow the Chief Risk and Compliance Officer to focus on the identification, assessment and mitigation of our significant risks. Our Chief Risk and Compliance Officer reports directly to our Chief Executive Officer.

We have a formal enterprise risk management program that is overseen by our Audit Committee. Management, through its Enterprise Risk Management Steering Committee completed a comprehensive enterprise risk management (“ERM”) review, in which the identification of enterprise level risks and mitigation processes were the primary topics. This review was overseen by the Audit Committee with the exception of the risks related to compensation programs, which was overseen by the Compensation Committee. These Committees, as well as the full Board, will continue to monitor ERM and will receive periodic updates. The Audit Committee receives quarterly ERM updates, while the Board receives ERM updates at least twice per year. The Compensation Committee completes an annual compensation risk assessment.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, management and the Compensation Committee have assessed the Company’s compensation programs. Based upon all of the facts and circumstances available to the Company at the time of the filing of this proxy statement, management, the Compensation Committee and the Audit Committee, have concluded that there are no risks arising from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. This assessment was conducted by management and overseen by the Compensation Committee, in consultation as needed with its independent compensation consultant. In particular, in reaching its conclusion, the Company has reviewed the compensation of all employees in light of the following areas of risk:

•	whether a particular business unit carries a significant portion of the Company’s risk profile;

•	whether any business unit’s compensation structure is significantly different than that of the other business units;

•	whether any business unit is significantly more profitable than any other business unit; and

•	whether any business unit’s compensation expense is a significant percentage of its revenue.

The Company does not believe that any of these compensation risk factor applies to the Company’s compensation policies and practices in any meaningful manner.

Directors Serving on Boards of Other Public Companies

We believe it is advantageous for our board members to serve on the boards of other public companies to obtain experience outside of our company and our industry. To ensure that directors have sufficient time to devote to Board matters, however, our Corporate Governance Principles provide that directors and nominees may not serve on the boards of more than three other publicly traded companies. The following directors are also directors of other publicly traded companies, or have served in this capacity during the last five years.

Steven A. Davis — Walgreen Co. (NYSE) (formerly served as a director of CenturyTel, Inc.(NYSE))
Michael J. Gasser — Greif, Inc. (NYSE)
Dr. E. Gordon Gee — Formerly served as a director of Hasbro, Inc. (NYSE), Gaylord Entertainment Company (NYSE), Limited Brands, Inc. (NYSE), Dollar General Corp. (NYSE) and Massey Energy Corp. (NYSE)
Eileen A. Mallesch — State Auto Financial Corporation (NASDAQ)
Paul S. Williams — State Auto Financial Corporation (NASDAQ) and Compass Minerals International, Inc. (NYSE)

Resignation/Retirement of Directors

When a director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, the director must tender a letter of resignation to the Board and the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider whether the director’s new occupation or retirement is consistent with the rationale for originally selecting that individual, the guidelines for Board membership (e.g., independence) and the current needs of the Board. The Nominating and Corporate Governance Committee will recommend action to be taken by the Board regarding the resignation based on the circumstances of retirement, if that is the case, or in the case of a new position, the responsibility, type of position and industry involved. A director may not stand for re-election to the Board after his or her 70th birthday.

Stockholder Communications with the Board of Directors

The Board believes it is important for stockholders to have a process to communicate with the Board, committees of the Board and individual directors. Any stockholder may contact the Board or any member or committee of the Board by writing to them at:

Bob Evans Farms, Inc.
c/o Mary L. Garceau, Vice President, General Counsel and Corporate Secretary
3776 S. High St.
Columbus, Ohio 43207

E-mails may also be sent to the Audit Committee at audit.comm@bobevans.com.

Stockholders should note that:

•	All questions and concerns regarding accounting, internal accounting controls or auditing matters are promptly forwarded to the Audit Committee for review and investigation.

•	All other communications are initially reviewed by our Vice President, General Counsel and Corporate Secretary before being forwarded to the appropriate board member(s) or party. The Lead Independent Director is promptly notified of any such communication that alleges misconduct on the part of top management or raises legal, ethical or compliance concerns about our policies or practices.

•	The Chairman of the Board receives copies of all other Board-related communications on a periodic basis.

Typically, communications unrelated to the duties and responsibilities of the Board are not forwarded to the directors, such as product complaints and inquiries, new product and location suggestions, résumés and other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, junk mail and mass mailings.

Code of Conduct

The Board has reviewed and adopted a Code of Conduct that sets forth standards regarding honest and ethical conduct, full and timely disclosure and compliance with law. The Code of Conduct embodies our expectations for ethical behavior, based on our BEST® Brand Builders, and is built around our corporate values. The Code of Conduct applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer and controller. A copy of the Code of Conduct is available on our Web site, www.bobevans.com, in the “Investors” section under “Corporate Governance.” Amendments to the Code of Conduct or waivers of the Code of Conduct granted to executive officers and directors will also be disclosed on our Web site within five days following the date of the amendment or waiver.

Director Compensation for Fiscal 2011

All non-employee directors receive a $3,000 monthly cash retainer and the Lead Independent Director receives an additional $20,000 annual retainer. Mr. Davis does not receive fees for his Board service.

Our director compensation program currently provides that each non-employee director will receive an annual award of our common stock with a grant date value of approximately $100,000 (calculated using the closing price of our common stock on the grant date). Directors who are eligible to retire from the Board (i.e., a director who reaches age 55 with at least 10 years of service or the sum of the director’s age and years of service equals at least 70 with at least 10 years of service) receive restricted stock units. The stock awards are made as soon as practicable following our annual meeting of stockholders.

Non-employee directors receive $2,000 for each Board meeting they attend and $1,750 for each committee meeting they attend. Each non-employee director who serves as the chair of a Board committee is also paid a monthly retainer of $625 per committee chairmanship.

Directors are also reimbursed for out-of-pocket expenses for travel to and from Board and committee meetings. Non-employee directors who undertake special projects and assignments at the request of the Chairman of the Board are compensated on a per diem rate of $1,000 plus expenses.

We maintain a life insurance policy with a death benefit of $50,000 on behalf of each non-employee director. We also offer group health insurance to our non-employee directors. Messrs. Corbin and Lucas and Mses. Krueger and Mallesch have elected to participate in our group health insurance plan on the same terms as our employees (i.e., we pay the employer portion of their health insurance premiums and the participating directors pay the employee portion of the health insurance premiums). Upon retirement, participants in our group health insurance plan must pay all health insurance premiums, including the employer portion that we pay prior to retirement. We have agreed to pay Mr. Lucas and Ms. Krueger a lump sum amount upon their retirement from the Board equal to a portion of the anticipated cost of the employer portion of their post-retirement health insurance premiums as determined by an actuary.

In May 2010, we adopted the Bob Evans Farms, Inc. 2010 Director Deferral Program (“Director Deferral Program”). It is a nonqualified, unfunded plan designed to provide our non-employee directors with the opportunity to defer compensation and receipt of shares of common stock associated with future grants of restricted stock units, performance share awards and certain other stock-based awards on a pre-tax basis. The right of participants to receive their distributions from the Director Deferral Program are not secured or guaranteed, but remain as part of our general liabilities.

Due to his employment with us, Mr. Davis did not qualify as a non-employee director and did not receive compensation for his service as a director. The compensation received by Mr. Davis as an employee is shown in the Summary Compensation Table included in this proxy statement. The following table sets forth the compensation paid to our non-employee directors during fiscal 2011.

Fiscal 2011 Director Compensation Table

	Fees Earned or		All Other
Name	Paid in Cash(1)	Stock Awards(2)	Compensation	Total

Larry C. Corbin	$58,750	$99,988	$0	$158,738
Michael J. Gasser	86,250	99,988	0	186,238
E. Gordon Gee	60,500	99,988	0	160,488
E.W. (Bill) Ingram III	85,000	99,988	0	184,988
Cheryl L. Krueger	66,000	99,988	0	165,988
G. Robert Lucas II	88,500	99,988	4,000 (3)	192,488
Eileen A. Mallesch	85,500	99,988	0	185,488
Bryan G. Stockton	71,000	99,988	0	170,988
Paul S. Williams	80,000	99,988	0	179,988

(1)	Represents cash paid in fiscal 2011 for cash retainer fees and Board and committee meeting fees in accordance with the compensation program outlined in the narrative preceding this table.

(2)	Each non-employee director received an annual restricted stock retainer of 3,598 shares on September 13, 2010. The amounts reported reflect the fair market value of the stock on the day the shares were granted (calculated using the closing price of our common stock on the grant date). All shares were awarded under and in accordance with our 2010 Equity and Cash Incentive Plan.

(3)	Mr. Lucas serves on our 401(k) plan committee, and the amount in this column represents the fees paid to Mr. Lucas for attending 401(k) plan committee meetings during fiscal 2011.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

This year, we are asking our shareholders to cast an advisory vote on the compensation of the executive officers listed in the Summary Compensation Table. While this vote is advisory and not binding on us; it will provide valuable feedback concerning our executive compensation program.

Further details concerning how we implement our compensation philosophy and goals, and how we apply our principles to our compensation program, are provided below in the “Compensation Discussion and Analysis” section of this proxy statement. In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to assure that performance is appropriately rewarded.

The Compensation Committee believes that our executive compensation program implements and achieves the goals of our compensation philosophy. That philosophy, which is set by the Compensation Committee, is to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success. A significant portion of the total compensation opportunity for each of our executives officers is directly related to our stock price performance and to other performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our peer group.

We believe that we maintain “best practices” in our executive compensation programs. These practices include the following:

•	Our executive compensation program uses a variety of performance measures designed to reward total Company, business unit and individual performance.

•	We fully disclose the performance measures, as well as the minimum, target and maximum levels for awards, in a fully transparent and easy to understand format so our stockholders can understand our “pay for performance” philosophy and how it works.

•	Our equity awards are performance based and provide for a minimum three-year vesting period (except in limited circumstances involving death, retirement and termination of employment).

•	Our equity plan has a “share ratio” feature for full value awards, so if we grant a share of restricted stock, 2.63 shares are deducted from the total number of shares available for grant.

•	Our equity plan prohibits the granting of options or stock appreciation rights at less than fair market value.

•	We no longer grant stock options to executive officers.

•	Our equity incentive plan prohibits the repricing of equity awards without shareholder approval.

•	We prohibit our executive officers and directors from hedging, or engaging in any derivatives trading with respect to, our common shares.

•	Other than our Chief Executive Officer, none of our executive officers has an employment agreement.

•	We do not provide tax “gross-ups” for perquisites provided to our executive officers, other than in the case of certain nominal automobile use.

•	We terminated adding future participants to our SERP.

•	We require our executive officers and directors to meet stock ownership requirements.

•	Under our Recoupment Policy, we can recover cash- or equity-based compensation paid to executive officers where the compensation is based upon the achievement of specified financial results that are the subject of a subsequent restatement.

•	Our executive compensation program includes a number of controls that mitigate risk, including the executive stock ownership requirements mentioned above, and, under certain circumstances, our ability to recoup compensation paid to executives.

•	The Compensation Committee has engaged its own compensation consultant.

•	The Compensation Committee, in conjunction with the Audit Committee, conducts an annual review and assessment of potential risks arising from the our compensation programs (including the executive compensation program) and policies.

The Compensation Committee believes that its executive compensation program provides the right incentives that have facilitated our performance. You are urged to read the “Compensation Discussion and Analysis” section which describes in more detail how our executive compensation policies and procedures achieve our compensation objectives.

In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Bob Evans Farms, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Fiscal 2011 Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

The advisory resolution on executive compensation requires the approval of the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Under applicable NASDAQ Rules, broker non-votes will not be treated as votes cast. Abstentions will not be counted as votes “For” or “Against” the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF
THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF THE FUTURE ADVISORY
VOTES ON EXECUTIVE COMPENSATION

In Proposal No. 2 above, we are asking our stockholders to cast an advisory vote on executive compensation. We will provide this type of advisory vote at least once every three years pursuant to recently adopted Section 14A of the Exchange Act. In this Proposal No. 3, we are asking you to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for us, and unanimously recommends that you vote for future advisory votes on executive compensation to occur every year. While our executive compensation programs are designed to promote a strong connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Given that the “Say on Pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation practices. However, you should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal.

You will be able to specify one of four choices for this proposal on the form of proxy: one year, two years, three years, or abstain. You are not voting to approve or disapprove the Board’s recommendation.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The non-binding vote on the frequency of future advisory votes on executive compensation requires the approval of the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Under applicable NASDAQ Rules, broker non-votes will not be treated as votes cast. Abstentions will not be counted as votes “FOR” or “AGAINST” the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO CONDUCT FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION “EVERY YEAR.”

COMPENSATION DISCUSSION AND ANALYSIS

What are the objectives of Bob Evans’ executive compensation program?

The overall goal of our executive compensation program is the same as our goal for operating our Company — to maximize value for our stockholders over time by aligning the financial interests of our executive officers and our stockholders. We seek to achieve this goal by striving to provide “pay for performance.” We use the following objectives to guide our overall approach for determining pay for our officers and to monitor and manage compensation:

•	Focusing our executive officers on increasing value for our stockholders through the achievement of our annual operating plan;

•	Competing effectively with other restaurant or food products companies and comparably sized businesses for executive talent; and

•	Recognizing and rewarding individual achievements while supporting our team-based culture.

What is the executive compensation program designed to reward?

Our executive compensation program is designed to reward performance, including total company, business unit and individual performance. More than half of each executive officer’s potential, total annual compensation is comprised of an annual cash performance bonus and stock-based incentive compensation, each of which we describe in more detail below. We base all annual cash performance bonuses and most stock-based incentive compensation solely upon the achievement of performance goals derived from key business metrics associated with our annual operating plan and our BEST® (Bob Evans Special Touch) Brand Builders:

•	Win Together as a Team;

•	Consistently Drive Sales Growth;

•	Improve Margins With an Eye on Customer Satisfaction;

•	Be the BEST at Operations Execution; and

•	Increase Returns on Invested Capital.

The performance goals and the related awards are designed to motivate our executive officers to accomplish financial and strategic business objectives and to perform at the highest level. Our executive compensation program is also designed to attract and retain key executives by paying salaries and benefits that are competitive in the restaurant industry.

Does Bob Evans compare the compensation of its executive officers to the compensation paid by other companies?

Yes. When we make compensation decisions, we compare the compensation of our executive officers to the compensation of similarly positioned executives at other companies to gain a general understanding of current market compensation practices for these positions. We generally target each element of our executive officers’ compensation to be within 15 percent of the market median (50th percentile) of the restaurant industry for comparable positions. We use market compensation information only as a reference point to review whether our compensation practices are consistent with the market so we can keep and attract executive talent.

Consistency with market compensation is not the only factor we consider in setting compensation. We believe that each executive officer’s compensation can be set at a level above or below the market median of the restaurant industry depending on several factors, such as our Company’s performance, the individual’s performance, the individual’s current and potential future role with us, and whether the individual’s compensation is fair and equitable as compared to our other executive officers’ compensation. Based on market data, we believe that compensation within the restaurant industry tends to be somewhat lower than the broader general industry segment. As a result, when we need to hire a new executive or retain an executive whose position is not specifically tied to the restaurant industry, we may need to pay that executive more than the market median for that position within the restaurant industry and review the compensation for that position in the overall market.

We strongly believe that target compensation under our incentive plans should allow for above-median compensation for exceptional performance, as well as below-median compensation when performance falls below our expectations.

Towers Watson, our Compensation Committee’s executive compensation consultant, periodically provides the Compensation Committee with a report that compares each element of our executive officers’ compensation (i.e., base salary, target cash bonus and target stock-based compensation) to that of their counterparts in the restaurant industry using information from the annual Hay Group Chain Restaurant Compensation Association Survey (“Hay Group Survey”). Our Compensation Committee does not know the names of the individual companies included in the Hay Group Survey nor does it consider that information to be material. Additionally, for executive officers whose positions are not specific to the restaurant industry, the report compares their compensation to a broader general industry segment using information from the Towers Watson Executive Compensation Database. The information from this database is only used to provide the Compensation Committee with a general understanding of current compensation practices for our executive officer positions that are not specific to the restaurant industry.

We compare the compensation of our food products officers to officers with similar positions at companies in the restaurant industry, not the food products industry. We do this because many food products companies are subsidiaries of large corporate conglomerates that have much higher market capitalizations than we do. We also do not believe that sufficient information is available about the compensation offered by food products companies to their executive officers to create a food products peer group or to draw meaningful compensation comparisons. However, based on information provided to us by our compensation consultant, we believe that the levels of executive officer compensation within the food products and restaurant industries are similar.

The Compensation Committee also compares the compensation of our Chief Executive Officer and Chief Financial Officer to the compensation paid to officers holding these positions at a specific group of peer companies established by the Compensation Committee with the assistance of our compensation consultant. The Compensation Committee, with the assistance of our compensation consultant, reviews the companies included in the peer group periodically to ensure that they are still relevant for comparative purposes. For fiscal 2011, our peer group consisted of the following 30 companies: BJ’s Restaurants, Inc.; Brinker International, Inc.; Buffalo Wild Wings, Inc.; California Pizza Kitchen, Inc.; Carrol’s Restaurant Group, Inc.; CBRL Group, Inc.; Cheesecake Factory, Inc.; Darden Restaurants, Inc.; Del Monte Foods, Co.; Denny’s Corp.; DineEquity, Inc.; Domino’s Pizza, Inc.; Famous Dave’s of America, Inc.; Frisch’s Restaurants, Inc.; Hain

Celestial Group, Inc.; J.M. Smucker Co.; Lance, Inc.; Landry’s Restaurants, Inc.; McCormick & Company, Inc.; McDonald’s Corp.; O’Charley’s, Inc.; P.F. Chang’s China Bistro, Inc.; Panera Bread, Co.; Papa John’s International, Inc.; Red Robin Gourmet Burgers, Inc.; Ruby Tuesday, Inc.; Sanderson Farms, Inc.; Steak n Shake Co.; Triarc Companies, Inc. (now known as Wendy’s/Arby’s Group, Inc.); and YUM! Brands, Inc. We refer to this group of companies as our “Peer Group.”

Although the Peer Group consists primarily of restaurant companies, it also includes six consumer products companies (i.e., Del Monte Foods, Co.; Hain Celestial Group, Inc.; J.M. Smucker, Co.; Lance, Inc.; McCormick & Company, Inc.; and Sanderson Farms, Inc.).

We believe that the Peer Group, as a whole, adequately represents the general business sectors in which we operate. We selected each company within the Peer Group because of:

•	its relative leadership position in the restaurant or consumer products industry;

•	the market it serves (e.g., family dining, casual dining, etc.);

•	its revenue and market capitalization; and

•	the complexity of its business.

During 2011, Del Monte Foods, Co. and Landry’s Restaurants, Inc. announced that they had each gone private. As a result, compensation information for these companies is no longer available to the public. The Compensation Committee removed them from the Peer Group for fiscal 2012 and they will not be replaced.

How is executive compensation determined?

Under its written charter, our Compensation Committee has the sole authority to determine all elements of our executive officers’ compensation, including the executive officers listed in the “Summary Compensation Table.” We refer to the executive officers listed in the Summary Compensation Table as our “named executives.” Additionally, the Compensation Committee is responsible for administering our 2010 Equity and Cash Incentive Plan (the “2010 Plan”) and has authority to grant stock-based awards to our executive officers.

Our Chief Executive Officer, Executive Vice President — Human Resources, and representatives of our compensation consultant regularly attend Compensation Committee meetings. They also work closely with the Compensation Committee Chair in establishing and prioritizing projects, and setting meeting agendas. At the request of the Compensation Committee, the compensation consultant and management prepare reports and other materials for each Compensation Committee meeting.

In setting executive compensation, the Compensation Committee holds discussions with our Chief Executive Officer, Executive Vice President — Human Resources, and representatives of our compensation consultant. Management makes recommendations regarding annual performance goals and targets for the Compensation Committee’s consideration and approval. Our Chief Executive Officer, with the assistance of business unit leaders and our Human Resources Department, provides the Compensation Committee with a performance assessment of all executive officers (other than himself) and makes specific recommendations to the Compensation Committee regarding their compensation.

The Compensation Committee uses a formal performance planning and evaluation process for our Chief Executive Officer. At the start of each fiscal year, Mr. Davis creates objectives and development goals for himself and submits them to the Compensation Committee Chair and the Lead Independent Director. The Compensation Committee Chair and the Lead Independent Director, with input from the other independent directors, then prepare final objectives and development goals, which are submitted to the Compensation Committee for its approval.

Throughout fiscal 2011, the Compensation Committee Chair and the Lead Independent Director had informal discussions with Mr. Davis regarding his performance. At the end of the fiscal year, Mr. Davis provided a written self-assessment of his performance to the Board. Additionally, each independent director completed a written evaluation of Mr. Davis’ performance using an evaluation form adopted by the Compensation Committee. The evaluation form rated Mr. Davis’ performance based on: (1) our overall financial performance; (2) strategic planning, vision and leadership; (3) relationship management; and (4) personal and professional development. The Compensation Committee Chair and the Lead Independent Director then prepared a formal evaluation of Mr. Davis’ performance using the self-assessment and the evaluation forms completed by the independent directors. The Compensation Committee took this information into consideration in setting Mr. Davis’ compensation and performance goals for fiscal 2012.

How does the Compensation Committee keep track of how much Bob Evans’ executive officers are paid?

When making compensation decisions, the Compensation Committee reviews tally sheets and wealth accumulation information prepared for each of our named executives by our compensation consultant. The purpose of the tally sheets is to bring together, in one place, all of the elements of compensation for our named executives. Each tally sheet contains the annual dollar value of each component of the named executive’s compensation, including base salary, annual cash performance bonus, stock-based compensation, perquisites (as defined by SEC regulations) and retirement benefits. This information is provided for the last two fiscal years so the Compensation Committee can compare the year-over-year differences in each component of compensation.

The purpose of the wealth accumulation information is to bring together, in one place, all of the elements of compensation for our named executives. Each summary contains the dollar value of each component of the named executive’s compensation. This information is provided for a rolling five year period so the Compensation Committee can compare the current and future differences in each component of compensation.

What are the elements of Bob Evans’ executive compensation program?

Our executive compensation program consists of the following elements:

•	Annual base salaries;

•	Annual cash performance bonuses;

•	Stock-based incentive compensation under our “Performance Incentive Plan;”

•	Retirement benefits;

•	Severance benefits; and

•	Perquisites and other employee benefits.

We believe that each element of our executive compensation program is essential to meeting the program’s overall objectives. We have not adopted a formula to allocate total compensation among these elements. However, the program’s focus on Company, business unit and individual performance results in a strong emphasis on “pay for performance.”

In fiscal 2010, the Compensation Committee implemented a new element of Mr. Davis’ compensation program, which provides for an award of a one-time long-term performance based incentive. This aspect of Mr. Davis’ compensation is described later in this Compensation Disclosure and Analysis.

Why does Bob Evans pay base salaries, annual cash performance bonuses and stock-based incentive compensation and how is the amount of each of these elements determined?

Annual Base Salaries.  Base salaries are primarily used to attract and retain the executives we need to accomplish our business objectives. When determining the base salaries of our executive officers, the Compensation Committee considers the:

•	importance of the executive officer’s job function;

•	executive officer’s scope of responsibility;

•	executive officer’s experience and tenure;

•	performance of our Company and the executive officer’s business unit;

•	executive officer’s individual performance and potential for future advancement; and

•	market median base salary for similarly positioned executives in the restaurant industry (except for executive officers with positions that are not specific to the restaurant industry, for which the market median base salary for the broader general industry segment is also considered).

The Compensation Committee has not assigned any specific weighting to these factors, and the relevance of each factor varies from individual to individual.

The following table shows the fiscal 2011 base salary for each of our named executives, as well as the percentage increase over the fiscal 2010 base salary.

Fiscal 2011 Base Salary Table

	Fiscal 2011 Base	Increase Over
Named Executive	Salary	Fiscal 2010

Steven A. Davis Chairman of the Board and Chief Executive Officer	$785,400	2%
Paul F. DeSantis(1) Chief Financial Officer, Treasurer and Assistant Secretary	$375,000	N/A
Harvey Brownlee President and Chief Restaurant Operations Officer	$412,000	3%
J. Michael Townsley President — Food Products	$327,154	3%
Randall L. Hicks President and Chief Concept Officer — Bob Evans Restaurants	$338,250	2.5%
Richard B. Green(2) Chief Risk and Compliance Officer, Former Interim Chief Financial Officer	$285,000	N/A
Tod P. Spornhauer(3) Former Chief Financial Officer, Treasurer and Assistant Secretary	$312,000	4%
Timothy J. Pulido(4) Former President & Chief Concept Officer at Mimi’s Cafe, Subsidiary of Bob Evans Farms, Inc.	$367,710	2%

(1)	Mr. DeSantis was appointed as our Chief Financial Officer, Treasurer, and Assistant Secretary effective March 7, 2011.

(2)	Mr. Green served as the Interim Chief Financial Officer from January 3, 2011 until March 7, 2011.

(3)	Mr. Spornhauer, our former Chief Financial Officer, Treasurer, and Assistant Secretary, left our employment effective January 3, 2011.

(4)	Mr. Pulido, our former President and Chief Concept Officer at Mimi’s Café LLC left our employment effective September 1, 2010.

In setting the named executives’ base salaries for fiscal 2011, the Compensation Committee considered all of the factors described above, as well as the target level base salary increase for all of our corporate office employees in good standing, which was 2.8 percent.

The Compensation Committee reviewed the compensation of Mr. Davis against the survey and database information discussed above, and consulted with its compensation consultant, and concluded that Mr. Davis’ base salary was appropriate. The Compensation Committee, however, felt that the high quality of Mr. Davis’ performance for the year should be rewarded, and as such provided him with a two percent increase in base salary. The Compensation Committee believed the same was true for Messrs. Brownlee, Townsley and Hicks and rewarded then with increases in their base salary equal to three percent, three percent and two and a half percent, respectively. Mr. Green did not receive a base salary increase because he recently joined the Company.

Mr. DeSantis’ initial base salary was determined by the Compensation Committee through a review of Mr. DeSantis’ background, experience and skills, against the survey and database information discussed above. That information was further discussed with the compensation consultant and the final base salary was determined through negotiations with Mr. DeSantis.

Annual Cash Performance Bonuses.  The annual cash performance bonus is an “at-risk” bonus designed to motivate our executive officers to achieve performance goals derived from our strategic plan. These performance goals consist of goals tied to objective Company and business unit performance measures, as well as individual performance goals tied to strategic plan initiatives.

Within the first 90-days of each fiscal year, the Compensation Committee establishes a set of performance goals and a target cash bonus for each executive officer. Each target cash bonus is set as a percentage of the executive officer’s base salary. The Compensation Committee sets cash bonus targets based on the recommendation of the compensation consultant, the Chief Executive Officer and the Executive Vice President — Human Resources, as well as each executive officer’s job function and performance. The Compensation Committee also considers the market median bonus opportunity for executives in similar positions in the restaurant industry (except for executive officers with positions that are not specific to the restaurant industry, for which the market median bonus opportunity for the broader general industry segment is also considered).

The amount of the cash bonus ultimately paid depends on the extent to which the performance goals are achieved because we establish minimum, target and maximum performance targets. Our named executives can receive anywhere from 0 to 200 percent of their target cash bonuses (i.e., a sliding scale is used with 0 percent payout for performance below the minimum, 100 percent payout for performance at target, and 200 percent payout for performance at or above the maximum).

For fiscal 2011, the Compensation Committee initially set cash bonus targets for our named executives at 55 percent to 100 percent of their annual base salaries. The Compensation Committee set the fiscal 2011 cash bonus targets as follows: Messrs. Davis (100 percent), Townsley (55 percent), Brownlee (70 percent), Hicks (55 percent), and Green (55 percent). The Compensation Committee set a cash bonus target for Mr. DeSantis (60 percent) at the time of his employment, but prorated it based on his hire date. The bonus targets for Messrs. Davis, Townsley, Brownlee, Hicks and Green were unchanged from fiscal 2010 because the Compensation Committee determined that the existing targets provided an appropriate incentive opportunity.

The following table shows for each of our named executives: the target value of his fiscal 2011 target cash bonus, the amount of the cash bonus actually paid in June 2011, and the performance goals, weighting and goal attainment level:

Fiscal 2011 Target Annual Cash Bonus Table

			Bonus Performance Goals, Weighting and Goal Attainment Level
					Minimum
	2011 Target	2011 Actual			Target
	Cash	Cash
Named Executive	Bonus	Bonus Paid	Goal	Weighting	Maximum	Actual
Steven A. Davis Chairman of the Board and Chief Executive Officer	$785,400	$511,924	Total Operating Income(1)	50%	$94,137,000	$107,924,000

					$117,671,000

					$141,205,000

			EPS (Basic)(2)	20%	$1.88	$2.23

					$2.35

					$2.82

			Return on Average Stockholders’ Equity(1)	10%	9.8%	10.4%

					10.8%

					11.8%

			Total Net Sales	10%	$1,680,671,000	$1,676,906,000

					$1,750,699,000

					$1,820,727,000

			Strategic Incentive Scorecard(3)	10%	0%	150%

					100%

					200%

Paul F. DeSantis(4) Chief Financial Officer, Treasurer and Assistant Secretary	$33,390	$19,750	Total Operating Income(1)	50%	$94,137,000	$107,924,000

					$117,671,000

					$141,205,000

			EPS (Basic)(2)	20%	$1.88	$2.23

					$2.35

					$2.82

			Return on Average Stockholders’ Equity(1)	10%	9.8%	10.4%

					10.8%

					11.8%

			Total Net Sales	10%	$1,680,671,000	$1,676,906,000

					$1,750,699,000

					$1,820,727,000

			Strategic Incentive Scorecard	10%	0%	100%

					100%

					200%

			Bonus Performance Goals, Weighting and Goal Attainment Level
					Minimum
	2011 Target	2011 Actual			Target
	Cash	Cash
Named Executive	Bonus	Bonus Paid	Goal	Weighting	Maximum	Actual
J. Michael Townsley President — Food Products	$179,935	$226,664	Food Products Operating Income(1)	50%	$19,362,000	$26,499,000

						$24,202,000

						$29,042,400

			Percentage Increase in Total Net Pounds Sold Over Prior Year	10%	1.8%	(8.8)%

					6.0%

					10.3%

			Total Plant Costs per Hundredweight	10%	$49.48	$46.53

					$47.48

					$45.48

			Food Products Procurement Savings	5%	0%	200%

					100%

					200%

			Total Market Share	5%	0%	100%

					100%

					200%

			Total ACV	5%	0%	100%

					100%

					200%

			New Authorizations	5%	0%	150%

					100%

					200%

			Strategic Incentive Scorecard	10%	0%	100%

					100%

					200%

			Bonus Performance Goals, Weighting and Goal Attainment Level
					Minimum
	2011 Target	2011 Actual			Target
	Cash	Cash
Named Executive	Bonus	Bonus Paid	Goal	Weighting	Maximum	Actual
Harvey Brownlee President and Chief Restaurant Operations Officer	$288,400	$200,928	Total Restaurant Operating Income(1)	50%	$75,265,000	$82,158,000

					$94,081,000

					$112,897,000

			Total Restaurant Net Sales	10%	$1,327,853,000	$1,356,933,000

					$1,383,180,000

					$1,438,507,000

			Bob Evans and Mimi’s Restaurants Blended Guest Loyalty Index	10%	79%	83%

					81%

					83%

			Bob Evans and Mimi’s Restaurants Blended Turnover Rate	5%	30%	23.1%

					25%

					20%

			EPS (Basic)(2)	20%	$1.88	$2.23

					$2.35

					$2.82

			Strategic Incentive Scorecard	5%	0%	100%

					100%

					200%

Randall L. Hicks President and Chief Concept Officer — Bob Evans Restaurants	$186,038	$147,993	Percentage Increase in Bob Evans Restaurants Operating Income Over Prior Year(1)	50%	(21.3)%(5)	(6.8)%

					(1.6)%(5)

					18.1%(5)

			Bob Evans Restaurants Same-Store Sales	20%	(1.9)%	(1.0)%

					0.1%

					2.1%

			Bob Evans Restaurants Guest Loyalty Index	5%	79%	84.4%

					82%

					85%

			Bob Evans Restaurants “Big 2” Margin Improvement	5%	2.7%	0.1%

					(0.9)%

					(4.6)%

			Bob Evans Restaurants Procurement Savings	5%	0%	51.7%

					100%

					200%

			Strategic Incentive Scorecard	15%	0%	125%

					100%

					200%

			Bonus Performance Goals, Weighting and Goal Attainment Level
					Minimum
	2011 Target	2011 Actual			Target
	Cash	Cash
Named Executive	Bonus	Bonus Paid	Goal	Weighting	Maximum	Actual
Richard L. Green Chief Risk and Compliance Officer	$156,750	$100,602	Total Operating Income(1)	50%	$94,137,000	$107,924,000

					$117,671,000

					$141,205,000

			EPS (Basic)(2)	20%	$1.88	$2.23

					$2.35

					$2.82

			Total Net Sales	10%	$1,680,671,000	$1,676,906,000

					$1,750,699,000

					$1,820,727,000

			Implement Enterprise Risk Program	10%	0%	100%

					100%

					200%

			Strategic Incentive Scorecard	10%	0%	100%

					100%

					200%

(1)	For purposes of these performance goals, the results excluded the impact of several items, primarily noncash gains and charges, which included restructuring charges, severance payments, impairment costs and asset write-offs. The Compensation Committee decided to exclude these items so that the performance measure more accurately reflected our actual performance and results of operations without the impact of these unusual items.

(2)	The term “EPS (Basic)” means earnings-per-share computations are based on the weighted-average number of shares of common stock outstanding during the period presented.

(3)	The items included in Mr. Davis’ strategic incentive scorecard included: With input and participation from the Board of Directors and selected external consultants, develop an updated strategic plan with specific recommendations to maximize shareholder return.

(4)	Mr. DeSantis began his employment with us effective March 7, 2011 and his bonus amount was prorated based on his hire date.

(5)	In making a year to year comparison, the metrics are negative since fiscal year 2010 had 53 weeks, while fiscal year 2011 had only 52 weeks.

Stock-Based Incentive Compensation.  The Compensation Committee believes that stock-based incentive compensation represents the best method to link management objectives and stockholders’ interests because it focuses our executive officers on creating long-term stockholder value. Our stock-based incentive compensation program is called the Performance Incentive Plan. The Performance Incentive Plan has two primary goals:

•	to align the financial interests of our executive officers and stockholders to maximize long-term stockholder value; and

•	to retain the key executives we need to drive our long-term business success.

Each fiscal year, the amount of stock-based compensation that each of our named executives can receive under the Performance Incentive Plan is equal to a percentage of the named executive’s base salary determined by the Compensation Committee at the beginning of the fiscal year. The Compensation Committee sets each executive officer’s target stock-based incentive compensation based on the recommendation of the compensation consultant, the Chief Executive Officer and the Executive Vice President — Human Resources, each executive’s job function, performance and future potential, as well as the market median stock-based compensation opportunity for executives in similar positions in the restaurant industry (except for executive officers with positions that are not specific to the restaurant industry, for whom the market median stock-based compensation opportunity for the broader general industry segment is also considered).

Starting in fiscal 2011, 100 percent of each executive officer’s target stock-based incentive compensation consists entirely of performance-based restricted stock, which is awarded after the end of the fiscal year. In prior years, executive officers received 25 percent of their target-based incentive compensation in the form of stock options.

This stock-based incentive compensation is “at risk” because the named executive must meet objective performance goals established by the Compensation Committee at the beginning of the fiscal year in order to receive the restricted stock award at the end of the fiscal year. These objective performance goals are tied to Company and business unit performance metrics derived from our annual operating plan, strategic plan goals and our BEST® Brand Builders. The amount of stock-based compensation granted depends on the extent to which the performance goals are achieved because we establish minimum, target and maximum performance targets. Our executive officers can receive anywhere from 0 to 150 percent of the at-risk portion of their target stock-based incentive compensation (i.e., a sliding scale is used with no award for performance below the minimum, 100 percent award for performance at target, and 150 percent award for performance at or above the maximum). The Compensation Committee believes that granting performance-based restricted stock is an appropriate form of incentive compensation because the value of the restricted stock is tied directly to our performance and it aligns the financial interests of our executive officers and stockholders.

Additionally, granting restricted stock when performance goals are achieved supports our goal of retaining key executives because the restricted stock vests over a three-year period beginning on the first anniversary of the grant date. If an executive officer’s employment with us terminates before the restricted stock vests, he or she will forfeit the unvested portion of the award. There are some limited exceptions where the stock will still vest if the termination of employment is due to death, retirement or disability.

The Compensation Committee set fiscal 2011 target stock-based incentive compensation for our named executives at 95 percent to 250 percent of their base salaries. The Compensation Committee set the target stock-based incentive compensation targets as follows: Messrs. Davis (250 percent), Townsley (95 percent), Brownlee (150 percent), Hicks (95 percent) and Green (100 percent). The Compensation Committee set a target stock-based incentive compensation target for Mr. DeSantis (105 percent) at the time of his employment, but prorated it based on his hire date. The bonus targets for Messrs. Davis, Townsley, Brownlee, and Hicks were increased from fiscal 2010 levels because the Compensation Committee determined that business conditions had changed and that the modified targets provided a more appropriate incentive opportunity. The bonus target for Mr. Green was unchanged, primarily due to the fact of his recently joining the Company.

The following table shows for each of our named executives the target value of his fiscal 2011 target stock-based compensation, as well as the related performance goals and goal attainment level:

Fiscal 2011 Stock-Based Incentive Compensation Table

			Bonus Performance Goals, Weighting and Attainment Level
		2011			Minimum
	2011	Value of Actual
	Value of Target	Stock-Based			Target
	Stock-Based	Compensation
Named Executive	Compensation	Awarded(1)	Goal(2)	Weighting	Maximum	Actual
Steven A. Davis Chairman of the Board and Chief Executive Officer	$1,963,500	$1,712,665	EPS (Basic)	100%	$1.88	$2.23

					$2.35

					$2.82

Paul F. DeSantis(3) Chief Financial Officer, Treasurer and Assistant Secretary	$58,433	$50,968	EPS (Basic)	100%	$1.88	$2.23

					$2.35

					$2.82

J. Michael Townsley President — Food Products	$310,650	$356,177	EPS (Basic)	25%	$1.88	$2.23

					$2.35

					$2.82

			Food Products Operating Income	75%	$19,362,000	$26,499,000

					$24,202,000

					$29,042,000

Harvey Brownlee President and Chief Restaurant Operations Officer	$618,000	$451,448	Total Restaurant Operating Income	75%	$75,265,000	$82,158,000

					$94,081,000

					$112,897,000

			EPS (Basic)	25%	$1.88	$2.23

					$2.35

						$2.82

Randall L. Hicks President and Chief Concept Officer — Bob Evans Restaurants	$321,338	$278,900	EPS (Basic)	25%	$1.88	$2.23

					$2.35

					$2.82

			Percentage Increase in Bob Evans Restaurants Operating Income Over Prior Year	75%	(21.3)%	(6.8)%

					(1.6)%

					18.1%

Richard L. Green Chief Risk and Compliance Officer	$285,000	$248,592	EPS (Basic)	100%	$1.88	$2.23

					$2.35

						$2.82

(1)	In determining the number of shares of restricted stock or restricted stock units actually awarded, the closing stock price on the day of the grant is multiplied by a three year ratable vesting discount value of

.9029 to obtain a modified closing stock price. The total value of the Performance Incentive Plan award is then divided by the modified closing stock price to determine the number of shares of restricted stock or restricted stock units awarded.

(2)	For purposes of these performance goals, the results excluded the impact of several items, primarily noncash gains and charges, which included among other items restructuring charges, severance payments, impairment costs and asset write-offs. The Compensation Committee decided to exclude these items during the first 90-days of the fiscal year so that the performance measure more accurately reflected our actual performance and results of operations without the impact of these unusual items.

(3)	Mr. DeSantis began his employment with us effective March 7, 2011. The Compensation Committee set the targets and target levels at the time of his employment, but prorated the amounts awarded based on his hire date.

In addition to the stock-based incentive compensation under our Performance Incentive Plan described above, Mr. Davis’ compensation package includes an additional stock-based compensation component. During fiscal 2010, we entered into an amended and restated employment agreement with Mr. Davis that provides for the award of performance shares to Mr. Davis based on our performance over the five-year period beginning in fiscal 2010 through fiscal 2014 (the “Five-Year Performance Period”). The purpose of this long-term performance-based incentive (“LTPBI”) is to increase stockholder value by establishing an additional compensation incentive for Mr. Davis which is linked directly to our long-term performance. The details of Mr. Davis’ employment agreement, including the LTPBI, are described under “Executive Compensation;” “Employment Agreement — Steven Davis.”

At the beginning of each fiscal year included in the Five-Year Performance Period, Mr. Davis is granted a number of performance shares equal to 125 percent of his base salary, divided by the average closing price of our stock for the trading days in the 180-day period that precedes the seventh day before the date of the grant. Under this formula, Mr. Davis was granted 33,067 performance shares (125 percent multiplied by his fiscal 2011 base salary of $785,400 divided by an average stock price of $29.69) at the beginning of fiscal 2011. The performance shares granted are added to a “Potential Award Pool” at the end of each fiscal year if we achieve the net income growth objectives established by the Compensation Committee at the outset of that fiscal year.

For fiscal 2011 the Compensation Committee determined that Mr. Davis’ grant of 33,067 performance shares would be added to the Potential Award Pool only if our fiscal 2011 net income growth was greater than or equal to -3.0 percent or the 50th percentile net income growth of our peer group. The Compensation Committee did not approve adding Mr. Davis’ fiscal 2011 grant of 33,067 performance shares to the Potential Award Pool because our fiscal 2011 internal net income growth was -8.2 percent lower than our fiscal 2010 internal net income and he did not meet the net income growth of at least the 50th percentile of the peer group.

In order for Mr. Davis to receive any of the performance shares in the Potential Award Pool at the end of fiscal 2014, our annual average total stockholder return (“TSR”) over the Five-Year Performance Period must be equal to or greater than the 50th percentile as compared to our Peer Group. Our fiscal 2011 TSR was in the 22nd percentile as compared to our Peer Group. Therefore, our performance currently does not qualify Mr. Davis to receive any of the performance shares at the end of fiscal 2014.

What retirement benefits does Bob Evans provide to its executives?

Our Compensation Committee and management believe that it is important to provide post-retirement benefits to employees who reach retirement age. Our retirement benefits consist of the following components:

401(k) Plan.  We maintain a 401(k) tax-qualified retirement savings plan. All of our employees who are age 19 or older are eligible to participate in the 401(k) plan after they complete 1,000 hours of service. Our executive officers participate in the 401(k) plan on the same basis as our other employees.

Our 401(k) plan operates on a calendar year. Currently, any company match of employee contributions will be based on our financial performance. For calendar year 2010 (which included part of our fiscal 2010 and fiscal 2011 years), the Board approved a matching contribution of $.52 on the dollar for the first six percent of compensation contributed to the 401(k) plan. This matching contribution was based on our earnings during calendar year 2010. Any future matching contributions to the 401(k) plan will continue to be based upon our financial performance. Employee contributions to the 401(k) plan vest immediately, while our matching contributions vest in increments based on years of service (with participants being 100 percent vested after 6 years of service).

The Internal Revenue Service places limits on amounts that “highly compensated employees,” like our executive officers, may contribute to 401(k) plans. These limits generally mean that our employees who made $110,000 or more in calendar year 2010 cannot contribute more than three percent of their compensation or $7,350, whichever is less, to the 401(k) plan in calendar year 2011. Also, because of these limits, our matching contributions to the 401(k) plan accounts of highly compensated employees are limited. Our matching contributions to the 401(k) accounts of our named executives are included in the “All Other Compensation” column of the “Summary Compensation Table” and in the “All Other Compensation” table, located in the “EXECUTIVE COMPENSATION” section of the proxy statement.

Employees can elect to receive their 401(k) plan account balances in a lump sum or in installments spread over a maximum of 10 years. Employees will receive a distribution upon normal retirement (age 62), early retirement (age 55 with at least six years of service), death, disability or termination of employment. They may also receive distributions while they are still employed if they suffer a financial hardship or reach age 62.

Executive Deferral Plan.  We maintain an executive deferral plan, which is a nonqualified deferred compensation plan, intended to supplement our 401(k) plan. Our deferral plan allows certain management and highly compensated employees to defer a portion of their base salaries and up to 100 percent of their cash bonuses into the plan before most taxes are withheld. For calendar year 2010 (which includes part of our fiscal 2010 and fiscal 2011 years), the Board approved a matching contribution of $.52 on the dollar for (1) the first six percent of compensation contributed to the executive deferral plan, less (2) the actual deferral percentage for each under the 401(k) plan. This matching contribution was based on our earnings during calendar year 2010.

We believe the executive deferral plan promotes personal savings and helps offset contribution limits under our 401(k) plan. The primary benefit to participants of this plan is that most taxes are deferred until the money is distributed from the plan, so savings accumulate on a pre-tax basis. We believe our deferral plan benefits our stockholders by promoting employee retention. We also believe we need to offer this type of plan to compete effectively for executive talent because many other companies offer this type of plan. For a more detailed description of the deferral plan and information regarding contributions to the deferral plan, please refer to the “Nonqualified Deferred Compensation” table and accompanying explanation, located in the “EXECUTIVE COMPENSATION” section of the proxy statement.

Supplemental Executive Retirement Plan.  We maintain a supplemental executive retirement plan or “SERP” for certain management and highly compensated employees, including our executive officers. The SERP is a nonqualified defined contribution plan designed to supplement the retirement benefits of its participants. The SERP is designed to pay a participant, who retires after the participant’s 62nd birthday with an annual target benefit up to 55 percent of the participant’s final average earnings (depending on years of service) when combined with our contributions to the participant’s 401(k) plan account and 50 percent of the participant’s Social Security benefit. We believe the SERP is a powerful employee retention tool because, in general, participants will forfeit a significant element of their compensation that they have accrued over their careers with us if their employment ends prior to their retirement. For a more detailed description of the SERP and information regarding contributions to the deferral plan, please refer to the “Nonqualified Deferred Compensation” table and accompanying explanation, located in the “EXECUTIVE COMPENSATION” section of the proxy statement.

In June 2009, our Board amended the SERP to preclude the addition of new participants. The Compensation Committee recommended this amendment to the Board based upon its assessment that the SERP was no longer a necessary incentive for recruiting new executive talent. The Compensation Committee concluded that it was appropriate for us to continue to make contributions to the accounts of existing SERP participants because it is an effective tool for retaining these executives and these participants relied upon their participation in the SERP when deciding to join us and/or remain in our employ.

Tod P. Spornhauer Departure.  In connection with his departure on January 3, 2011 from the position of chief financial officer, and his agreement to continue in the position until this date, we paid Mr. Spornhauer $169,975, less appropriate tax withholding amounts. This payment represented the remainder of his fiscal 2011 vacation days and his fiscal 2011 pro-rated bonus based on the assumption that the targets would be met. Mr. Spornhauer was also entitled to receive his accrued benefits and vested awards under our compensation plans and programs, as determined under the terms of each such plan and program. The Compensation Committee determined that this package was appropriate because of Mr. Spornhauer’s long and distinguished career, which included 19 years of service with us, and his willingness to remain in our employ through January 3, 2011.

Timothy J. Pulido Departure.  In connection with his departure on September 1, 2011 from the position of president and chief concept officer of Mimi’s Cafe, we paid Mr. Pulido $230,812, less appropriate tax withholding amounts. This payment represented: (1) a severance payment; (2) the value of his SERP account, and (3) health benefits (amount equal to his premiums for a specified period). Mr. Pulido was also entitled to receive his accrued benefits and vested awards under our compensation plans and programs, as determined under the terms of each such plan and program, but forfeited any unvested equity awards. Mr. Pulido provided us with a release of claims, and covenants related to his confidentiality, non-compete, non-solicitation, and no disparagement obligations.

Does Bob Evans provide any of its executive officers with severance or change in control benefits?

Yes, under the terms of our equity-based compensation plans, our employment agreement with Mr. Davis and our Change in Control and Severance Program (the “CIC/Severance Program”), our named executives are entitled to payments and benefits under certain circumstances, including a termination of employment in connection with a change in control. These arrangements are described in detail under “Executive Compensation” — “Employment Agreement — Steven Davis” and “Change in Control and Severance Program,” later in the proxy statement. A table showing the incremental compensation that would have been payable to our named executives at the end of fiscal 2011 under various termination of employment scenarios is located under the heading “Potential Payouts upon Termination or Change-in-Control” later in this proxy statement.

The change in control benefit provided for in the CIC/Severance Program is designed to retain key executives during the period in which a transaction involving a change in control is being negotiated or during a period in which a hostile takeover is being attempted. We believe that our operations and the overall value of our Company could be adversely affected if the officers who have change in control benefits left us during or immediately after our acquisition by another company.

Does Bob Evans provide its executives with perquisites?

Due to the regional nature of our business and the need for our officers and other personnel to spend time in the field visiting our restaurants, food products plants, customers and key suppliers, all of our officers, including the named executives, are provided with a monthly car allowance or a company car. For the same reasons, we also provide our executive officers with the use of a corporate aircraft for business travel. We share the corporate aircraft with another company through a joint ownership arrangement. We do this in order to provide efficient business travel options for our executive officers. We do not allow personal use of the corporate aircraft which would cause us to incur incremental costs.

The value and type of “perquisites” (as defined by SEC regulations) provided to our named executives in fiscal 2011 are included in the “All Other Compensation” column of the “Summary Compensation Table,” and the “All Other Compensation” table.

What other benefits does Bob Evans provide to its executives?

All of our executive officers are eligible to participate in our employee benefit programs, including life, health and dental insurance plans, on the same terms as our other full time employees.

Does Bob Evans have a policy for granting equity awards?

We have a formal “Equity Award Granting Policy.” Among other things, the policy:

•	states that the exercise price of all equity awards will be the closing price of our stock on the grant date;

•	provides that equity awards cannot be granted when we are in possession of material, non-public information;

•	states that the Compensation Committee or the full Board must approve all equity awards at a meeting (not by written consent); and

•	sets forth specific procedures for issuing and documenting equity awards.

Historically, we have granted stock options and restricted stock to our officers and directors at a fixed time every year — the date of the regularly scheduled Compensation Committee meeting in June (unless our trading window is closed, in which case the grant of awards is delayed until the window opens). We schedule the June meeting to occur after we release our fiscal year-end financial results and sufficient time has elapsed for the public to absorb our results. We make annual equity awards to members of our Board in accordance with our Director Compensation Program. These awards are issued on the date directors are elected at our annual meeting of stockholders in August (unless our trading window is closed, in which case the grant of awards is delayed until the window opens). The annual meeting of stockholders is also scheduled to occur after the release of our year-end and first quarter financial results.

We do not “backdate” equity awards. Also, our current stock-based compensation plan prohibits repricing equity awards without stockholder approval.

What is the role of the compensation consultant?

The Compensation Committee has engaged Towers Watson to provide compensation consulting services. The role of the compensation consultant is to make sure the Compensation Committee has the objective information and expertise necessary to make informed decisions that are in the best long-term interests of our business and stockholders. The compensation consultant also keeps the Compensation Committee informed as to compensation trends and developments affecting public companies in general and our industries in particular. A representative of Towers Watson usually attends sessions of the Compensation Committee that deal with executive compensation matters.

Towers Watson has assisted the Compensation Committee since the end of 2004 with specific projects, including the periodic comparison of our executive officer and director compensation to market compensation practices, the design of the Performance Incentive Plan and the development of the 2010 Plan. During fiscal 2011, Towers Watson worked with the Compensation Committee on a number of compensation projects, including:

•	reviewing and analyzing our compensation programs;

•	developing methods for further aligning our compensation program with our compensation philosophy;

•	reviewing the Peer Group;

•	assisting with a review of our compensation programs and making recommendations regarding possible changes to those programs; and

•	keeping the Compensation Committee informed of recent trends and developments in officer and director compensation, as well as legislation impacting executive compensation.

In determining to retain Towers Watson for executive compensation consulting services during fiscal 2011, the Compensation Committee considered Towers Watson’s relationships with us, the level of fees paid to Towers Watson, and Towers Watson’s policies described below. The Compensation Committee also considered the quality of the services Towers Watson provided to the Compensation Committee in the past and the ability of Towers Watson personnel to provide objective and independent assistance and advice to the Compensation Committee.

Towers Watson confirmed to the Compensation Committee that it maintains policies and processes to mitigate potential issues of independence when providing consulting services to the Compensation Committee while also providing other services to management. These included the following:

•	the individuals who provide consulting services to the Compensation Committee were not personally involved in doing work in any of the other areas in which Towers Watson provided services to management;

•	the individuals who provide consulting services to the Compensation Committee did not share information about the specific work they did on behalf of the Compensation Committee with other Towers Watson staff who provided assistance to management on other engagements; and

•	the individuals who provide consulting services to the Compensation Committee were not directly compensated for increasing the total revenues that Towers Watson generated from providing services to us or expanding the range of services that Towers Watson provided to us.

In February 2011, the Compensation Committee charter was amended to provide that the Compensation Committee has sole authority to approve any engagement of a compensation consulting firm by management, in addition to its existing authority to retain and terminate a compensation consulting firm and approve the terms and fees of any such firm for services provided to the Compensation Committee.

Towers Watson has also been engaged by management for certain services unrelated to executive compensation consulting, primarily consulting services related to our health care plan and our other health and welfare plans. Management is required to obtain the prior approval of the Compensation Committee Chair before engaging Towers Watson for any services. In fiscal 2011, the Compensation Committee Chair approved our engagement of Towers Watson for consulting services related to our health care plan and certain other health and welfare plans.

In fiscal 2011, Towers Watson was paid $198,364 for executive compensation consulting services. During the contract period of July 1, 2010 through June 30, 2011 (“Contract Period”), we paid Towers Watson directly and indirectly approximately $556,632 for services provided to management unrelated to executive compensation, such as services related to our health care plan and our other health and welfare plans.

We have a “commission recapture” arrangement with Towers Watson. We believe this is a common practice for companies and it is beneficial for us. Under the arrangement, Towers Watson receives a rebate from third parties on commissions that are paid by us for products and coverage related to our health care plan and other health and welfare plans. Towers Watson credits the recaptured commissions received by it from the third parties against the amounts we owe to Towers Watson for services related to our health care plan and other health and welfare plans. During the Contract Period, the commission recapture credit was $760,416. As such, while Towers Watson performed services for us related to our health care plan and other health and welfare plans with an invoiced value of $556,632, the amount we actually paid Towers Watson for these services was $0, and we have a credit for future services related to our health care plan and other health and welfare plans of $203,784. The following table shows the nature and amount of fees invoiced by Towers

Watson, as well as the amounts Towers Watson received from us and from the commission recapture arrangement.

	Non-Executive	Executive
	Compensation	Compensation
	Services Invoiced	Services Invoiced

	$556,632	$198,364
Commission Recapture Credit Against Invoiced Amounts	$(760,416)	0

Total Fees Paid by Us	$(203,784)	$198,364

Does Bob Evans have stock ownership requirements?

Yes, we implemented stock ownership guidelines for our directors and officers in 2005, and the guidelines are updated periodically. We believe the guidelines further align the motivations and interests of our directors and officers with the interests of our stockholders. The guidelines ensure that the individuals responsible for our stewardship and growth have a significant personal stake in our performance and progress.

The ownership guidelines for our officers vary based on the officer’s pay and position. The following table shows our current stock ownership guidelines:

Position	Number of Shares

Chief Executive Officer	100,000
Chief Financial Officer	40,000
Chief Risk and Compliance Officer	40,000
President and Chief Restaurant Operations Officer	40,000
President and Chief Concept Officer	40,000
President — Food Products	40,000
Executive Vice President	30,000
Senior Vice President	10,000
Vice President	5,000
Member — Board of Directors	12,500

We count shares beneficially owned, as well as unvested restricted stock and phantom stock/share equivalent units held beneficially through our 401(k) plan, the dividend reinvestment plan and under our deferred compensation programs toward these requirements. We do not, however, count unexercised stock options toward the ownership requirements.

Each of our officers and directors is expected to meet 50 percent of the applicable stock ownership guideline within three years and 100 percent of the stock ownership guideline within five years from the later of (1) the implementation of revised stock ownership guidelines; (2) his/her election as an officer or director; or (3) his/her promotion to a position with a higher stock ownership guideline. The number of shares owned by each of our directors and named executives as of July 1, 2011, is shown in the table under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

What is the potential impact of executive misconduct on compensation?

The Compensation Committee has adopted an Executive Compensation Recoupment Policy (the “Recoupment Policy”). Each executive officer has executed an agreement acknowledging their understanding of the Recoupment Policy. Under the Recoupment Policy, we may recoup annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation (other than salary) paid to our executive officers under certain circumstances. The Recoupment Policy will apply in the event of a restatement of our previously issued financial statements as a result of error, omission, fraud or noncompliance with financial reporting requirements. The Compensation Committee will review the facts and circumstances underlying the restatement (including any potential wrongdoing and whether the restatement was the result of negligence or intentional or gross misconduct) and may, in its discretion, direct that we attempt to recover all or a portion of the compensation paid to an executive officer (other than salary) with respect to any fiscal year in which our financial results are negatively affected by the restatement. Recoupment may include, but is not limited to, reimbursement by the executive officer of the amount of cash bonuses received, cancellation or forfeiture of outstanding stock-based compensation and the payment to us of stock sale proceeds. In any instance in which the Compensation Committee concludes that an executive officer engaged in an act of fraud or misconduct that contributed to the need for a financial restatement, the Compensation Committee may, in its discretion, recover, and the executive officer will forfeit or repay, all of the executive officer’s compensation (other than salary) for the relevant period, plus a reasonable rate of interest.

Additionally, if the Board were to determine that an executive officer harmed us through fraud or intentional misconduct, the Board would take action to remedy the misconduct, prevent its occurrence in the future and impose appropriate discipline, which might include termination of employment or suing the executive officer for breach of fiduciary duty. Our 2010 Plan provides that all unvested awards under the 2010 Plan will be forfeited if an employee’s service is terminated for cause. If our Chief Executive Officer or Chief Financial Officer were to engage in misconduct that resulted in a financial restatement for material non-compliance with securities laws, they would be required by law to reimburse us for bonuses, other incentive compensation, and profits from sales of our stock.

Does Bob Evans consider tax and accounting implications when making compensation decisions?

Yes, the Compensation Committee considers the financial reporting and tax consequences to us of compensation paid to our executive officers when it determines the overall level of compensation and mix of compensation components. The Compensation Committee generally seeks to balance the goal of providing our executive officers with appropriate compensation with the need to maximize the deductibility of compensation.

Section 162(m) of the Internal Revenue Code (“Code”) prohibits us from claiming a deduction on our federal income taxes for compensation in excess of $1,000,000 per taxable year paid to our Chief Executive Officer and our three other most highly compensated executive officers (but excluding our Chief Financial Officer) who are employed at the end of the fiscal year. There is an exception to this rule for compensation that qualifies as “performance-based,” which means that the compensation is only paid if the executive officer’s performance meets pre-established objective goals based on performance criteria approved by our stockholders.

We do not have a policy requiring all compensation to be deductible under Code Section 162(m) because the Compensation Committee believes there may be circumstances under which it is appropriate to forgo deductibility. However, we designed the annual cash performance bonus and stock-based compensation components of our executive compensation program to qualify as performance-based compensation by setting goals that are based on the performance criteria approved by our stockholders as part of our 2010 Plan (with limited exceptions for some individual performance goals). We were able to deduct all of the compensation we paid in fiscal 2011.

Our new CIC/Severance Program became effective on January 1, 2011 and eliminated the tax gross up provisions that previously existed in the individual change in control agreements with many of our officers we had in effect prior to that date.

We have amended our compensation plans to comply with Section 409A of the Code. Section 409A is intended to eliminate perceived abuses related to the timing of elections and distributions, as well as the acceleration of payments, under nonqualified retirement plans and other nonqualified deferred compensation arrangements.

What significant actions has the Compensation Committee taken since the end of fiscal 2011?

Since the end of fiscal 2011, the Compensation Committee has granted Mr. Davis 33,067 performance shares pursuant to his LTPBI. The number of performance shares granted was determined by the formula included in the LTPBI (125 percent multiplied by Mr. Davis’ fiscal 2011 base salary of $785,400 divided by an average stock price of $29.69).

In addition, our Compensation Committee has reviewed the performance of our Company and our officers for fiscal 2011, including the extent to which the performance goals set at the beginning of the fiscal year were met. Based on this review, the Compensation Committee approved the annual cash bonuses and long-term incentive awards outlined in the tables above.

Our Compensation Committee also established fiscal 2012: (1) base salaries; (2) annual cash bonus targets and related performance goals; and (3) target stock-based compensation and related performance goals under the Performance Incentive Plan for our executive officers. The following table sets forth the base salary increase (if any) for our named executives and their fiscal 2012 base salaries:

Fiscal 2012 Base Salary Increase Table

	Base Salary	Fiscal 2012
Name and Title	Increase	Base Salary

Steven A. Davis
Chairman of the Board and Chief Executive Officer	0%	$785,400
Paul F. DeSantis
Chief Financial Officer, Treasurer and Assistant Secretary	0%	$375,000
J. Michael Townsley
President — Food Products	0%	$327,154
Harvey Brownlee
President and Chief Restaurant Operations Officer	0%	$412,000
Randall L. Hicks
President and Chief Concept Officer — Bob Evans Restaurants	3.47%	$350,000

Other than Mr. Hicks, none of our named executives received a base salary increase. Based on the survey and salary information discussed above, as well as discussions with Towers Watson, the Compensation Committee determined that the named officers base salaries were appropriate except for Mr. Hicks. Mr. Hicks received a 3.47 percent increase bringing his salary to $350,000, so that his salary is in line with the median for the Peer Group. Given that Mr. DeSantis joined us recently, it was determined that an increase was not warranted for fiscal 2012. As shown in the following table, the target annual cash bonus opportunity was increased by five percent for all named executives to offset the lack of a base salary increase for fiscal 2012.

The table below sets forth the fiscal 2012 target annual cash bonus (as a percentage of annual base salary) and associated performance goals established by the Compensation Committee for each named executive:

Fiscal 2012 Target Annual Cash Bonus Table

	2012 Target	Bonus Performance Goals(1)
	Annual Cash
Name and Title	Bonus	Goal	Weighting
Steven A. Davis Chairman of the Board and Chief Executive Officer	105%	Percentage Increase in Total Operating Income Over Prior Year	50%

		EPS (Basic)	20%

		Return on Average Stockholders’ Equity	10%

		Total Sales	10%

		Strategic Plan Initiatives	10%

Paul F. DeSantis Chief Financial Officer, Treasurer and Assistant Secretary	65%	Percentage Increase in Total Operating Income Over Prior Year	50%

		EPS (Basic)	20%

		Total Sales	10%

		Return on Average Stockholders’ Equity	10%

		Strategic Plan Initiatives	10%

J. Michael Townsley President — Food Products	60%	Food Products Operating Income	50%

		Percentage Increase in Total Net Pounds Sold Over Prior Year	10%

		Total Plant Cost Per Hundred Weight	10%

		Food Products Procurement Savings	5%

		Total Market Share	5%

		Total ACV	5%

		New Authorizations	5%

		Strategic Plan Initiatives	10%

Harvey Brownlee President and Chief Restaurant Operations Officer	75%	Percentage Increase in Total Restaurant Operating Income Over Prior Year	50%

		EPS (Basic)	20%

		Total Sales	10%

		Total Blended Guest Loyalty Index	10%

		Total Blended Management Turnover Rate	5%

		Strategic Plan Initiatives	5%

Randall L. Hicks President and Chief Concept Officer — Bob Evans Restaurants	60%	Percentage Increase in Bob Evans Restaurants Operating Income Over Prior Year	50%

		Bob Evans Restaurants Same-Store Sales	20%

		Bob Evans Restaurants Margin Improvement	5%

		Bob Evans Restaurants Procurement Savings	5%

		Bob Evans Restaurants Guest Loyalty Index	5%

		Strategic Plan Initiatives	15%

(1)	For purposes of fiscal 2012 performance goals, the Compensation Committee determined within the first 90-days of the fiscal year that it may exclude certain income and/or expense items that are not indicative of ongoing results including: “strategic” items (charges or credits related to our high-level strategic direction, such as restructurings, acquisitions, divestitures, the purchase or sale of equities, and the issuance or payment of debt); “regulatory” items (charges or credits due to changes in tax or accounting rules); “external” items (charges or credits due to external events such as natural disasters); and “other”

significant unusual, nonrecurring or rare items (such as charges or credits due to litigation or legal settlements, the disposal of assets or asset impairment).

The table below sets forth the target stock-based incentive compensation (as a percentage of annual base salary) and performance goals established by the Compensation Committee for each named executive under the Performance Incentive Plan for fiscal 2012:

Fiscal 2012 Target Stock-Based Incentive Compensation Table

	Bonus Performance Goals(1)
	2012 Target
	Stock Incentive
Name and Title	Compensation	Goal	Weighting

Steven A. Davis	250%	EPS (Basic)	100%
Chairman of the Board and Chief Executive Officer

Paul F. DeSantis	105%	EPS (Basic)	100%
Chief Financial Officer, Treasurer and Assistant Secretary

J. Michael Townsley	95%	Food Products Operating Income	75%
President — Food Products		EPS (Basic)	25%

Harvey Brownlee	150%	Total Restaurant Operating Income	75%
President and Chief Restaurant Operations Officer		EPS (Basic)	25%

Randall L. Hicks	95%	Percentage Increase in Bob Evans	75%
President and Chief Concept Officer — Bob Evans Restaurants		Restaurants Operating Income Over Prior Year
		EPS (Basic)	25%

(1)	For purposes of fiscal 2012 performance goals, the Compensation Committee determined within the first 90-days of the fiscal year that it may exclude certain income and/or expense items that are not indicative of ongoing results including: “strategic” items (charges or credits related to our high-level strategic direction, such as restructurings, acquisitions, divestitures, the purchase or sale of equities, and the issuance or payment of debt); “regulatory” items (charges or credits due to changes in tax or accounting rules); “external” items (charges or credits due to external events such as natural disasters); and “other” significant unusual, nonrecurring or rare items (such as charges or credits due to litigation or legal settlements, the disposal of assets or asset impairment).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Bob Evans’ Annual Report on Form 10-K for the fiscal year ended April 29, 2011.

Submitted by the Compensation Committee:
Paul S. Williams (Chairperson), G. Robert Lucas II
and Bryan G. Stockton

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2011, 2010 and 2009

The following table lists the fiscal 2011, 2010 and 2009 annual compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers as of the end of Fiscal 2011. Mr. Spornhauer, who voluntarily departed from the Company on January 3, 2011, is included in the table because he was our Chief Financial Officer during part of fiscal 2011. Mr. Green is included in the table because he was our Interim Chief Financial Officer from January 3, 2011 through March 7, 2011. Mr. Pulido, who departed from the Company on September 1, 2011, due to the severance payment paid to him, is included in the table even though he was not serving as an executive officer of the Company at the end of the last completed fiscal year due to the rules of the SEC. We refer to these executive officers as our “named executives.”

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	(1)	(2)	(3)	(3)	(4)	(5)	Total

Steven A. Davis	2011	$784,808	0	$1,684,160	$349,863	$511,924	$256,660	$3,587,415
Chairman of the Board and	2010	770,000	0	1,650,498	478,121	724,570	238,404	3,861,593
Chief Executive Officer	2009	770,000	0	1,735,456	365,326	651,420	253,082	3,775,284
Paul F. DeSantis(6)	2011	43,269	0	0	0	19,750	2,595	65,614
Chief Financial Officer, Treasurer and Assistant Secretary
J. Michael Townsley	2011	326,787	0	347,978	54,843	226,664	111,688	1,067,960
President — Food Products	2010	317,625	0	64,665	74,943	293,451	316,951	1,067,635
	2009	317,625	0	241,622	42,959	93,985	43,477	739,668
Harvey Brownlee	2011	411,538	0	323,710	109,048	200,928	88,934	1,134,158
President and Chief Restaurant	2010	400,000	0	132,139	33,576	177,800	337,321	1,080,836
Operations Officer
Randall L. Hicks	2011	337,933	0	169,299	44,982	147,993	87,826	788,033
President and Chief Concept	2010	330,000	0	257,399	55,656	113,909	72,399	829,363
Officer — Bob Evans	2009	298,621	0	206,110	161,844	226,427	26,088	919,090
Restaurants
Richard Green,	2011	285,000	0	48,405	10,052	100,602	76,273	520,332
Chief Risk and Compliance Officer, former Interim Chief Financial Officer
Tod P. Spornhauer	2011	222,396	0	204,977	42,579	125,985	108,438	704,375
former Chief Financial Officer,	2010	276,619	0	89,245	25,853	130,320	62,668	584,705
Treasurer and Assistant Secretary
Timothy J. Pulido	2011	162,738	0	74,913	62,241	0	242,388	542,280
Former President and Chief Concept Officer at Mimi’s Cafe

(1)	Each of the named executives, except Messrs. Brownlee, DeSantis, Green and Pulido, deferred a portion of his salary to our executive deferral plan, which is included in the “Nonqualified Deferred Compensation” table that follows. Each of the named executives, except Mr. DeSantis, also contributed a portion of his salary to our 401(k) plan.

(2)	Amounts in this column represent cash bonus amounts that are not performance based, such as discretionary cash bonuses. Our bonus programs are performance based.

(3)	These amounts represent the aggregate grant date fair value of awards for fiscal years 2011, 2010, and 2009, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future. To see the value actually received by the named executive officers in fiscal year 2011, see the Option Exercises and Stock Vested for Fiscal 2011 Table. For further information, including information relating to the assumptions underlying the valuation of the stock awards, refer to Note 4 of our financial statements in our Annual Report on Form 10-K for the year ended April 29, 2011 as filed with the SEC. See the “Grants of Plan-Based Awards for Fiscal 2011” table for information on stock awards made in fiscal 2011.

(4)	The amounts in this column represent the annual cash bonus earned by each of the named executives in the fiscal year indicated based on the achievement of performance goals established by the Compensation Committee at the beginning of that fiscal year. Bonuses shown were paid within two months after the end of the respective fiscal year, and each of the named executives, except Mr. Brownlee in 2010, deferred a portion of his cash bonus to our executive deferral plan. The amounts deferred in fiscal 2009 were included in the “Nonqualified Deferred Compensation Table” for fiscal 2010. The amounts deferred in fiscal 2010 are included in the “Nonqualified Deferred Compensation Table” for fiscal 2011. The amounts deferred in fiscal 2011 will be included in the “Nonqualified Deferred Compensation Table” for fiscal 2012.

(5)	See the “All Other Compensation Table for Fiscal 2011” below for additional information.

All Other Compensation Table for Fiscal 2011

The following table describes each component of the “All Other Compensation” column in the “Summary Compensation Table” above for fiscal 2011.

All Other Compensation Table for Fiscal 2011

		Tax	Personal Use of
	Contributions to	Reimbursement	Automobile and/or
Name of Executive	Employee Plans(1)	Payments(2)	Auto Allowance(3)	Other(4)	Total

Steven A. Davis	$219,604	$8,227	$17,523	$11,306	$256,660
Chairman of the Board and Chief Executive Officer
Paul F. DeSantis	0	0	2,595	0	2,595
Chief Financial Officer, Treasurer and Assistant Secretary
J. Michael Townsley	107,944	1,196	2,548	0	111,688
President — Food Products
Harvey Brownlee	60,327	0	22,490	6,117	88,934
President and Chief Restaurant Operations Officer
Randall L. Hicks	66,190	5,027	10,707	5,902	87,826
President and Chief Concept Officer — Bob Evans Restaurants
Richard Green	3,321	0	22,490	50,462	76,273
Chief Risk and Compliance Officer, former Interim Chief Financial Officer
Tod P. Spornhauer	48,385	0	16,064	43,989	108,438
Former Chief Financial Officer, Treasurer and Assistant Secretary
Timothy J. Pulido	51,279	0	5,727	236,661	293,667
Former President & Chief Concept Officer at Mimi’s Cafe, Subsidiary of Bob Evans Farms, Inc.

(1)	The amounts in this column include our contributions to the accounts of each of the named executives under our 401(k) plan, our executive deferral plan and our supplemental executive retirement plan (“SERP”). In fiscal 2011, we made a $5,096 matching contribution to the 401(k) plan account of each of the named executives, except Mr. Green, who received a $3,321 matching contribution and Mr. DeSantis received no matching contribution. Our fiscal 2011 matching contributions to the executive deferral plan were $41,935; $14,565; $9,002; and $15,695 for Messrs. Davis, Townsley, Hicks and Spornhauer, respectively. Our fiscal 2011 contributions to the SERP were $172,573; $88,283; $30,764; $52,092 and $7,594 for Messrs. Davis, Townsley, Brownlee Hicks and Spornhauer, respectively.

(2)	The amounts in this column represent reimbursement for the payment of taxes (i.e., “gross-ups”) with respect to the personal use of corporate automobiles.

(3)	The amounts in this column represent a cash car allowance paid to Messrs. Davis, DeSantis, Brownlee, Hicks, Green, Spornhauer and Pulido and the incremental cost we incurred for the personal use of corporate automobiles by Messrs. Davis, Townsley and Hicks.

(4)	This column includes retirement payments, other expense reimbursements and perquisites, valued at the incremental cost to our Company. The amount shown for Mr. Davis includes $4,200 for the reimbursement of his home security system and $988 as payment for legal fees incurred for the amendment of his employment agreement. The amount shown for Mr. Green includes the incremental costs to the Company associated with the Company relocation policy which was in effect at the time. The amount shown for Mr. Spornhauer represents the sum of the following payments that he received as part of his separation: $125,985 as a prorated cash bonus for fiscal 2011, unused vacation of $24,000 as an equivalent to 4 weeks of pay, and $19,989 as a payment for the unvested portion of retiree medical contribution to the BEEDP. The amount shown for Mr. Pulido represents the sum of the following payments that he received as part of his separation agreement: $88,473 for 12 weeks of severance, $132,621 as the value of SERP balance, and $9,718 as a reimbursement for health care costs.

Grants of Plan-Based Awards for Fiscal 2011

The following table presents information on plan-based awards granted to each of the named executives during fiscal 2011.

Grants of Plan-Based Awards for Fiscal 2011 Table

								All Other	All Other
								Stock	Option		Grant Date
		Estimated Possible Payouts			Estimated Possible Payouts			Awards:	Awards:	Exercise	Fair
		Under Non-Equity			Under Equity			Number of	Number of	or Base	Value of
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Shares of	Securities	Price of	Stock and
								Stock or	Underlying)	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options(3)	Awards(4)	Awards(5)
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)
Steven A. Davis	6/22/2010	$0	$785,400	$1,570,800	$0	$1,443,750	$2,165,625		46,014	$26.35	$2,034,023

Paul F. DeSantis(6)		0	33,390	66,780	0	0	0		0	0	0

J. Michael Townsley	6/22/2010	0	179,935	359,869	0	226,308	339,462		7,213	26.35	402,821

Harvey Brownlee	6/22/2010	0	288,400	576,800	0	450,000	675,000		14,342	26.35	432,758

Randall L. Hicks	6/22/2010	0	186,038	372,075	0	235,125	352,688		5,916	26.35	214,281

Richard B. Green	6/22/2010	0	156,750	313,500	0	213,750	320,625		1,322	26.35	58,457

Tod P. Spornhauer	6/22/2010	0	187,200	374,400	0	236,250	354,375		5,600	26.35	247,556

Timothy J. Pulido	6/22/2010	0	202,241	404,481	0	256,856	385,284		8,186	26.35	137,154

(1)	Non-equity incentive plan award amounts represent the threshold, target and maximum payments under our annual cash bonus plan for fiscal 2011. The actual cash bonuses earned for fiscal 2011 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and were paid in June 2011. With the exception of Mr. DeSantis, the Compensation Committee established the target awards and performance goals in June 2010, and each named executive could receive between 0 percent and 200 percent of his target cash bonus based on the achievement of the performance goals for the fiscal year. Mr. DeSantis joined the Company effective March 7, 2011 and the Compensation Committee established his target awards and performance goals at that time at 14.6 percent. The performance goals and bonus multiples used to determine payouts are described above under the “Annual Cash Performance Bonuses” section of our “Compensation Discussion and Analysis.”

(2)	Awards under our stock-based Performance Incentive Plan are denominated in dollars, rather than shares. As a result, we have shown the threshold, target and maximum amounts in “dollars” rather than the “number of shares”. At the time of payout, the value of the actual award earned will be translated into either a stock grant or a restricted stock grant. Named executives who are eligible to retire will receive stock, while those who are not will receive restricted stock. The Compensation Committee established the target awards under our Performance Incentive Plan for fiscal 2011 in June 2010, and the actual amount received by each named executive in June 2011 was based on the achievement of pre-established performance criteria for fiscal 2011. Restricted stock and stock options will vest 1/3 per year over the next three years on the anniversary of the grant date, while stock awards vest immediately. The expense associated with all of the equity-based awards based on fiscal 2011 performance will be calculated and recorded in accordance with the Stock compensation Topic of the FASB ASC, none of which is included in the fiscal 2011 “Summary Compensation Table”. Our Performance Incentive Plan and the awards made under this program for fiscal 2011 performance are discussed in the “Compensation Discussion and Analysis” above. On June 22, 2010, awards of stock or restricted stock were granted under our Performance Incentive Plan to each named executive based on fiscal 2010 performance. Messrs. Hicks was eligible to retire on the grant date and therefore received vested stock awards of 6,425. Messrs. Davis, Townsley, Brownlee, Green, Spornhauer, and Pulido received restricted stock awards of 63,195, 13,206, 12,285, 1,837, 7,779 and 2,843, respectively. Each of these restricted stock awards vests 1/3 per year over three years, and will be fully vested on June 22, 2013. The following fiscal 2011 fair value at the grant date associated with the stock awards granted to the named executives for fiscal 2010 performance are included in the “Stock Awards” column of the “Summary Compensation Table”: $1,684,160, $347,978, $323,710, $169,299, $48,405, $204,977, $74,913 for Messrs. Davis, Townsley, Brownlee, Hicks, Green, Spornhauer and Pulido respectively. All such awards were granted under and in accordance with our 2006 Plan. All restricted stock (are currently paid) quarterly dividends. We have not reported the dividends paid on stock awards elsewhere because the value of the right to receive dividends is factored into the grant date fair value of the awards computed under the Stock Compensation Topic of the FASB ASC.

The incentive compensation discussed in the “Stock-Based Incentive Compensation” section of our “Compensation Discussion and Analysis” includes the aggregate target grants of both stock options and stock awards under our Performance Incentive Plan. The “Estimated Possible Payouts Under Equity Incentive Plan Awards” columns of our “Grants of Plan-Based Awards for Fiscal 2011” table only includes possible payouts of stock awards (not stock options) under our Performance Incentive Plan.

(3)	The options shown in this column were granted on June 22, 2010, to each of the respective named executives under our Performance Incentive Plan. The fiscal 2011 fair values at the grant date associated with all of the awards reflected in this column are included in the “Option Awards” column of the “Summary Compensation Table” for each of the named executives: $349,863, $54,843, $109,048, $44,982, $10,052, $42,579, $62,241 for Messrs. Davis, Townsley, Brownlee, Hicks, Green, Spornhauer and Pulido respectively. All grants shown were granted under and in accordance with our 2006 Plan.

(4)	Represents the closing price of our stock on NASDAQ on the date of grant.

(5)	This column shows the amounts which represent the aggregate grant date fair value of awards for fiscal year 2011, computed in accordance with the Stock Compensation Topic of the FASB ASC. For further information, including information relating to the assumptions underlying the valuation of the stock awards, refer to Note 4 of our financial statements in our Form 10-K for the year ended April 29, 2011, as filed with the SEC.

(6)	Mr. DeSantis joined us on March 7, 2011 and was awarded a pro-rata award.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on the equity awards held by the named executives at the end of fiscal 2011 and the equity awards made to the named executives in June 2011 for fiscal 2011 performance. Each grant is shown separately for each named executive. The vesting schedule for each grant is shown following this table based on the option or stock award grant date. The market value of the equity awards is based on the closing price of our stock on NASDAQ on April 29, 2011, which was $31.36. For additional information about the equity awards, see the description of our equity-based compensation in the “Compensation Discussion and Analysis.”

Outstanding Equity Awards at 2011 Fiscal Year-End Table

	Option Awards							Stock Awards
													Equity
												Equity	Incentive
												Incentive	Plan
					Equity							Plan	Awards:
					Incentive							Awards:	Market
					Plan Awards:						Market	Number of	Value of
		Number of	Number of		Number of				Number of		Value of	Unearned	Unearned
		Securities	Securities		Securities				Shares or		Shares or	Shares, Units	Shares, Units
		Underlying	Underlying		Underlying				Units of		Units of	or Other	or Other
		Unexercised	Unexercised		Unexercised	Option			Stock That		Stock That	Rights That	Rights That
		Options	Options		Unearned	Exercise	Option		Have Not		Have Not	Have Not	Have Not
	Option Grant	Exercisable	Unexercisable		Options	Price	Expiration		Vested		Vested	Vested	Vested
Name	Date	(#)	(#)		(#)	($)	Date	Grant Date	(#)		($)	(#)	($)
Steven A. Davis	6/11/2007	34,278				37.62	6/11/2017
	6/10/2008	30,342	15,171	(1)		33.95	6/10/2018	6/10/2008	17,039	(5)	534,343
	6/9/2009	16,386	32,770	(2)		32.30	6/9/2019	6/9/2009	34,066	(6)	1,068,310
	6/22/2010		46,014	(3)		26.35	6/22/2020	6/22/2010	63,915	(7)	2,004,374
								6/14/2011	57,014	(8)	1,787,959 (9)

Paul F. DeSantis								6/14/2011	1,697	(8)	53,218 (9)

J. Michael Townsley	6/16/2004	6,984				26.68	6/16/2014
	6/14/2005	6,229				23.22	6/14/2015
	6/11/2007	1,988				37.62	6/11/2017
	6/10/2008	3,568	1,784	(1)		33.95	6/10/2018	6/10/2008	2,372	(5)	74,386
	6/9/2009	2,569	3,788	(2)		32.30	6/9/2019	6/9/2009	1,334	(6)	41,834
	6/22/2010		7,213	(3)		26.35	6/22/2020	6/22/2010	13,206	(7)	414,140
								6/14/2011	11,858	(8)	371,867 (9)

Harvey Brownlee	6/9/2009	1,151	2,301	(2)		32.30		3/4/2009	2,044	(10)	64,100
	6/22/2010		14,342	(3)		26.35	6/9/2019	6/9/2009	2,727	(6)	85,519
							6/22/2020	6/22/2010	12,285	(7)	385,258
								6/14/2011	15,029	(8)	471,309 (9)

Randall L. Hicks	5/2/1994		790	(4)		10.66	3/15/2016
	5/1/1995		499	(4)		10.19	3/15/2016
	5/1/2000		464	(4)		6.78	3/15/2016
	6/13/2006	3,782				27.38	6/13/2016
	6/11/2007	4,098				37.62	6/11/2017
	6/10/2008	13,442	3,776	(1)		33.95	6/10/2018
	6/9/2009	1,908	3,814	(2)		32.30	6/9/2019
	6/22/2010		5,916	(3)		26.35	6/22/2020
									9,285	(8)	291,178 (9)

Richard B. Green	6/22/2010		1,322	(3)		26.35	6/22/2020	6/22/2010	1,837	(7)	57,608
								6/14/2011	8,275	(8)	259,507 (9)

Tod P. Spornhauer(11)

Timothy J. Puilido(11)

(1)	Options vested on June 10, 2011.

(2)	Options vest 1/2 on June 9, 2011 and 1/2 on June 9, 2012.

(3)	Options vest 1/3 on June 22, 2011, 1/3 on June 22, 2012 and 1/3 on June 22, 2013.

(4)	Options vest when the named executive becomes eligible to retire under the 1992 Plan (i.e., age 55 with at least 10 years of service) — January 27, 2015 for Mr. Hicks.

(5)	Shares vested on June 10, 2011.

(6)	Shares vested 1/2 on June 9, 2011 and 1/2 on June 9, 2012.

(7)	Shares vested 1/3 on June 22, 2011, 1/3 on June 2, 2012 and 1/3 on June 2, 2013.

(8)	This amount represents the stock grant awarded to the named executive on June 14, 2011, under our performance incentive plan with respect to fiscal 2011 performance. See the “Estimated Possible Payouts Under Equity Incentive Plan Awards” columns in the “Grants of Plan-Based Awards” table for the range of amounts that were possible for this award. Shares awarded will vest 1/3 on June 14, 2012, 1/3 on June 14, 2013 and 1/3 on June 14, 2015.

(9)	The market values indicated for these shares is based on the closing price of our stock as of April 29, 2011 ($31.36), not the value of the award on the date of grant (June 14, 2011).

(10)	Shares vested 1/2 on March 4, 2012.

(11)	Due to their having left our employment there were no outstanding equity awards as of the fiscal 2011 year end.

Option Exercises and Stock Vested for Fiscal 2011

The following table provides information regarding (1) options exercised by each named executive during fiscal 2011, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired by each named executive through stock grants and/or upon the vesting of restricted stock awards and the value realized. The values shown below do not reflect the payment of any applicable withholding tax and/or broker commissions.

Option Exercises and Stock Vested for Fiscal 2011 Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting(1)	on Vesting(2)
Name	(#)	($)	(#)	($)

Steven A. Davis	12,000	$68,400	47,891	$1,309,438
Paul F. DeSantis	0	0	0	0
J. Michael Townsley	0	0	4,317	118,782
Harvey Brownlee	0	0	3,408	99,361
Randall L. Hicks	0	0	6,425	169,299
Richard B. Green	0	0	0	0
Tod P. Spornhauer	0	0	1,987	61,184
Timothy J. Pulido	0	0	0	0

(1)	Includes 6,425 shares awarded on June 22, 2010, to Messrs. Hicks, respectively, with no vesting requirements as each was eligible to retire under the 2006 Plan.

(2)	Value realized for stock grants was calculated using the closing stock price on the grant date. Restricted stock award “value realized” was calculated using the closing stock price on the date the restricted stock award vested.

Nonqualified Deferred Compensation

We maintain two plans that provide for the deferral of compensation on a basis that is not tax-qualified — the Bob Evans Farms, Inc. and Affiliates Amended and Restated Executive Deferral Plan and the Bob Evans Farms, Inc. and Affiliates Third Amended and Restated Supplemental Executive Retirement Plan or “SERP.”

Executive Deferral Plan.  The executive deferral plan is a nonqualified deferred compensation plan intended to supplement our 401(k) plan. Currently, approximately 180 employees are eligible to participate in the deferral plan, including our executive officers.

Our deferral plan is intended to promote personal savings and offset contribution limits under our 401(k) plan. The primary benefit to participants in this plan is that most federal income taxes are deferred until the money is distributed from the plan, so savings accumulate on a pre-tax basis. We believe our deferral plan benefits our stockholders by promoting employee retention. We also believe we need to offer this type of plan to compete effectively for executive talent because many other companies offer this type of plan.

Our deferral plan allows certain management and highly compensated employees to defer a portion of their base salaries and their cash bonuses into the plan before most federal income taxes are withheld. Specifically, each participant may contribute up to (1) 100 percent of his or her cash bonus and (2) 80 percent of his or her base salary.

Participants “invest” the amounts they contribute among 17 investment choices, including a Company stock fund that became available in fiscal 2011. Contributions are not actually invested in these funds. Instead, we hold the contributions and credit or debit the value of each participant’s plan account based on the performance of the investment funds he or she selects. With the exception of the Company’s stock fund, participants can change their investment selections on a daily basis. They do not receive an above market rate of interest (“preferential earnings”) on their contributions.

Our matching contributions to the executive deferral plan are subject to the discretion of our Board, based on our financial performance. For calendar year 2010 (which includes part of our fiscal 2010 and fiscal 2011 years), the Board authorized a contribution to the deferral plan of $.52 on the dollar for (1) the first six percent of compensation contributed less (2) the actual deferral percentage for each highly compensated employee under the 401(k) plan. Participant contributions to the deferral plan vest immediately, while our matching contributions vest in increments based on years of service generally on the same schedule as the 401(k) plan.

We have the authority to make discretionary contributions to participants’ accounts. The Board has used this discretionary authority to make a one-time contribution for Messrs. Davis, Spornhauer, Townsley and Hicks in an amount intended to cover some of the cost of post-retirement health insurance premiums. The Board did this because we stopped paying our portion of health insurance premiums after retirement (due to escalating costs), and the Board wanted to partially offset the loss of this benefit. In February 2007, the Compensation Committee eliminated this practice, and officers elected after this date (including Messrs. Brownlee, DeSantis and Green) will not receive this one-time contribution.

Prior to January 1, 2008, participants elected to allocate their contributions to the executive deferral plan among the following three distribution accounts.

•	Education Distribution Account — Under this account, participants generally can elect to receive the vested amount in a lump-sum in the year they specify or in annual installments for up to five years beginning in the year they specify.

•	In-Service Distribution Account — Under this account, participants generally receive the vested amount in a lump-sum in the year they specify.

•	Retirement Distribution Account — Under this account, participants generally can elect to receive the vested amount in a lump-sum in the year they specify or periodically over the period they specify (which may not be greater than 10 years). Our matching contributions and discretionary contributions were previously credited to this account.

Generally, participants will receive the vested amount held in any of the three distribution accounts on the earliest to occur of the calendar year they select (as described above), termination of their employment before age 55 (except in the case of the retirement distribution account, in which case the trigger is termination regardless of age), death or disability. Also, participants will receive a lump sum distribution if they die, become disabled or terminate their employment before age 55.

On and after January 1, 2008, contributions deferred under the executive deferral plan are not allocated to the distribution accounts described above. Instead, participant deferrals are credited to a single account, while employer contributions are credited to another account. Generally, participants will receive the vested amount held in these accounts in connection with the earliest to occur of the first day of the calendar year they select in a deferral election form (in the case of participant deferrals only), termination of their employment (regardless of age), death or disability. Participants may receive these distributions in a lump sum or annual installments, depending upon the reason for the distribution and the participants’ prior deferral elections.

Participants can also receive distributions of vested amounts if they suffer a financial hardship.

Participants’ rights to receive their deferral plan account balances from us are not secured or guaranteed. However, we account for the participants’ plan balances in our financial statements. To offset this liability, we have funded a rabbi trust primarily with company-owned life insurance policies, as well more recently to a limited extent with cash and shares of Company stock.

The executive deferral plan is intended to comply with the requirements affecting deferred compensation under Section 409A of the Code. For example, the executive deferral plan has been amended to require a six-month delay for the payment of certain benefits to a participant in connection with the participant’s termination of employment under circumstances required by Section 409A of the Code.

Supplemental Executive Retirement Plan.  We maintain a SERP for certain management and highly compensated employees, including our executive officers. The SERP is a nonqualified defined contribution plan designed to supplement the retirement benefits of its participants. We make all contributions to the SERP (i.e., there are no participant contributions). We believe the SERP is a powerful employee retention tool because, in general, participants will forfeit a significant element of their compensation that they have accrued over their careers if their employment with us ends prior to their retirement.

The SERP is designed to pay a participant who retires at age 62 with an annual target benefit up to a maximum of 55 percent of his or her “final average earnings” (depending on years of service) when combined with our contributions to the participant’s 401(k) plan account and 50 percent of the participant’s Social Security benefit. “Final average earnings” generally means the participant’s average compensation over the five-year period during the last 10 years of employment (before age 62) during which the participant’s compensation was highest.

The SERP benefit is earned over the course of the participant’s career. For example, if a participant is expected to have 35 years of service at age 62, then the participant will earn 1.57 percent of the target benefit per year of service (55 percent divided by 35 years). Each year, an actuary calculates each participant’s earned target benefit. If the earned target benefit has increased from the prior year, then the actuary calculates the amount we need to contribute to the participant’s SERP account to account for the increase. The actuary uses a set of assumptions when calculating the amount of our annual contribution. For example, the actuary assumes that each participant will receive an annual salary increase of four percent and that contributions to the SERP will earn 10 percent annually. If these assumptions are not accurate (for example, the contributions earn less than 10 percent), we do not make-up the difference.

The amounts we contribute to each participant’s SERP account are “invested” among 16 investment funds. Contributions are not actually invested in these funds. Instead, we hold the contributions and increase or decrease the value of each participant’s SERP account based on the performance of the investment funds. Participants do not receive preferential earnings on our contributions.

Generally, a participant will receive a distribution of his or her SERP account upon:

•	early retirement (age 55 and at least 10 years of service or the participant’s age plus years of service equals 70 or more and the participant has at least 10 years of service);

•	normal retirement (age 62)’;

•	death; or

•	disability.

A participant will also be entitled to a distribution if there is a change in control and, within the following 36 months, the SERP is terminated and not replaced with a similar program providing comparable benefits or an event occurs that triggers a change in control payment under the participant’s change in control or severance benefit.

If a participant’s employment with us ends for any reason other than retirement, death, disability or a change in control (as described above), then the participant will forfeit his or her SERP account.

Generally, a participant will receive his or her SERP distribution in 10 annual installments beginning within 60 days after termination of employment. However, a participant may elect to receive his or her vested SERP benefits that are not subject to Section 409A of the Code in 10 annual installments beginning on the last day of the fiscal year in which the participant reaches age 65 or a lump sum within 60 days after the valuation date that coincides with or immediately follows the termination of employment. In addition, a participant may elect to receive his or her vested SERP benefits that are subject to Section 409A of the Code:

•	in up to 20 annual installments beginning on the last day of the fiscal year in which the participant reaches age 65; or

•	in up to 20 annual installments beginning within 60 days after the participant’s termination of employment; or

•	in a lump sum within 60 days after the participant’s termination of employment; or

•	in a lump sum on the last day of the fiscal year in which the participant reaches age 65.

Participants’ rights to receive their SERP balances from us are not secured or guaranteed. However, we account for participants’ plan balances in our financial statements. To offset this liability, we have funded a rabbi trust primarily with company-owned life insurance policies, and to a limited extent, with cash and shares of Company stock.

The SERP is intended to comply with the requirements affecting deferred compensation under Section 409A of the Code. For example, the SERP has been amended to require a six-month delay for the payment of certain benefits to a participant in connection with the participant’s termination of employment under circumstances required by Section 409A of the Code.

In the past, we allowed participants to elect to receive nonqualified stock options instead of their annual cash contribution under the SERP. These options were granted under our 1992 Nonqualified Stock Option Plan and the exercise prices were equal to 50 percent of the closing price of our stock on the grant date. We have amended the 1992 Plan and the outstanding options granted under our 1992 Plan to either comply with Section 409A of the Code or meet an exemption under Section 409A of the Code. Also, we stopped granting options under the 1992 Plan in April 2002, and the 1992 Plan was terminated (as to future awards).

In June 2009, our Board amended the SERP to preclude the addition of new participants. The Compensation Committee recommended this amendment to the Board based upon its assessment that the SERP was no longer a necessary incentive for recruiting new executive talent. The Compensation Committee concluded that it was appropriate for us to continue to make contributions to the accounts of existing SERP participants because it is a powerful tool to retain these employees and they relied upon their participation in the SERP when deciding to join us and/or remain in our employ.

Nonqualified Deferred Compensation Table for Fiscal 2011

The following table sets forth contributions (by the named executives and us), earnings, distributions and the total dollar balance for each named executive for fiscal 2011 under the executive deferral plan and the SERP.

Nonqualified Deferred Compensation for Fiscal 2011 Table

						Aggregate
		Executive	Registrant	Aggregate	Aggregate	Balance
		Contributions in	Contributions in	Earnings	Withdrawals/	at Last
		Last FY (1)	Last FY (2)	in Last FY (3)	Distributions (4)	FYE
Name	Type of Plan	($)	($)	($)	($)	($)

Steven A. Davis	Deferral Plan	$945,023	$41,935	$310,287	$0	$3,571,097
	SERP	0	172,573	35,819	0	681,396
Paul F. DeSantis	Deferral Plan	0	0	0	0	0
	SERP	0	0	0	0	0
J. Michael Townsley	Deferral Plan	49,959	14,565	48,524	9,107	395,994
	SERP	0	88,283	40,951	0	336,144
Harvey Brownlee	Deferral Plan	0	0	0	0	0
	SERP	0	55,231	1,801	0	67,525
Randall L. Hicks	Deferral Plan	37,362	9,002	74,145	10,818	480,135
	SERP	0	52,092	51,611	0	440,145
Richard B. Green	Deferral Plan	0	0	0	0	0
	SERP	0	0	0	0	0
Tod P. Spornhauer	Deferral Plan	36,891	15,695	65,400	122,424	0
	SERP	0	27,594	21,247	0	0
Timothy J. Pulido	Deferral Plan	0	0	0	0	0
	SERP	0	51,729	1,605	0	0

(1)	This column includes cash contributions to the executive deferral plan in the amounts of $250,516, $20,614, $18,715, $4,311 made by Messrs. Davis, Townsley, Hicks, and Spornhauer respectively. These amounts are also included in the “Salary” column totals for fiscal 2011 reported in the “Summary Compensation Table.” The remainder of each contribution amount shown in this column was deferred from the annual cash bonus awarded to each of the named executives in June 2010 for fiscal 2010 performance, and is included in the “Non-Equity Incentive Plan Compensation” column totals for fiscal 2010 reported in the “Summary Compensation Table.”

(2)	The executive deferral plan contributions reported in this column represent our matching contributions for each executive to “make-up” for the limitations imposed by the Internal Revenue Service on our matching contributions to the 401(k) plan. Each of the SERP contributions included in this column represents the amount granted to the named executive by the Compensation Committee in June 2010 in accordance with the SERP, as described in the narrative preceding this table. All contributions reflected in this column for both the executive deferral plan and the SERP are also included in the “All Other Compensation” column totals for fiscal 2011 reported in the “Summary Compensation Table.” Messrs. Spornhauer and Pulido forfeited any contributions due to their separation of employment.

(3)	Represents the market-based earnings credited to each named executive’s accounts in accordance with the plans described in the narrative preceding this table. Messrs. Spornhauer and Pulido forfeited any earnings due to their separation of employment.

(4)	Participants in the SERP may not receive distributions during their employment, except in the event of hardship. Distributions are made under our executive deferral plan only in accordance with the requirements of Section 409A of the Code and the plan, which is more fully explained in the narrative preceding this table.

Change in Control and Severance Program

On November 18, 2010, the Compensation Committee approved the CIC/Severance Program in order to better reflect current compensation practices and trends. The CIC/Severance Program became effective on January 1, 2011.

The Compensation Committee designated officers who are eligible to participate in the CIC/Severance Plan, including all of the named executives. Participants are separated into three classes depending upon the rank of their position (i.e., Class A, B and C), with the Chief Executive Officer being the only participant in Class A. The CIC/Severance Plan provides for compensation in the event of the termination of employment.

Under the CIC/Severance Plan, if a participant’s employment is terminated without “cause” or by the executive officer for “good reason” during the two-year period following a change in control for a Class A participant, and the one year period for a Class B or Class C participant, the participant will be eligible for the following payments and benefits:

Participant’s Class	Amount of Payment

Class A	300% of the sum of (i) base salary and (ii) bonus amount
Class B	200% of the sum of (i) base salary and (ii) bonus amount
Class C	100% of the sum of (i) base salary and (ii) bonus amount

For 18 months after the participant’s date of termination, we will either maintain in full force and effect, for the participant’s continued benefit all life, medical, dental and/or vision insurance programs in which the participant was participating or was covered immediately before the participant’s date of termination, or provide compensation.

If a participant is eligible (i.e., not terminated for cause, retires, etc.) for payments and benefits due to a termination of employment by us without cause and or by the participant for good reason (and without a change in control event), the Company shall: (a) pay the participant an amount equal to (i) his or her base salary; divided by (ii) 12; multiplied by (iii) the “Benefit Multiplier.” The Benefit Multiplier is determined under the following formula:

Years of Service	Benefit Multiplier Formula

Less than twelve	One for each Year of Service
Twelve or more	Twelve

Additionally, if the participant is enrolled in our medical, dental and/or vision benefit programs on the date of termination, we will pay a lump sum amount equal to the difference between (i) the premium cost for COBRA continuation coverage, and (ii) the required contribution rate that would be charged to an active employee for that coverage, each determined as of the date of termination; multiplied by the Benefit Multiplier.

In order to be entitled to either change in control or severance payments and benefits, the participant will be required to comply with the terms and conditions of the CIC/Severance Plan. These terms require the participant to execute a release and waiver of all claims against us and to comply with post-employment covenants to protect our confidential information, not to solicit our employees and not to disparage or otherwise impair our reputation, goodwill or commercial interests.

The CIC/Severance Plan can be amended by us at any time and for any reason, except in the event of a change in control. The CIC/Severance Plan includes a provision stating that once eligible for benefits under the CIC/Severance Plan, each participant shall remain a participant in the CIC/Severance Plan until the amounts and benefits payable under the CIC/Severance Plan have been paid or provided to the participant in full.

Effect of Section 280G of the Code.  If any portion of the payments and benefits provided for in an agreement or any other plan, program or agreement between the officer and us would be considered “excess parachute payments” under Section 280G(b)(1) of the Code, this amount is payable by the officer since we do not provide or reimburse our employees for their payment of the taxes associated with payments under our CIC/Severance Plan. These payments are sometimes referred to as “tax gross-up payments.”

Term and Termination.  Participation may be terminated if, among other things, we notify the participant that they no longer have coverage, provided that we cannot give this notice during the period following a change in control or at any time after we learn that activities have begun which would result in a change in control if completed. If a participant breaches any of his or her obligations under the CIC/Severance Plan after a change in control occurs, the participant must repay any payment received plus interest.

Employment Agreement — Steven Davis

Effective May 1, 2009, we agreed with Mr. Davis to amend and restate his employment agreement (the “Employment Agreement”), which was originally effective on May 1, 2006, and amended effective December 24, 2008, in connection with Mr. Davis’ ongoing service as our Chief Executive Officer and as a member of our Board.

Term.  The Employment Agreement has a term of five years commencing on May 1, 2009 (the “Effective Date”). The Employment Agreement was amended and restated effective December 29, 2010 to clarify that certain payment obligations were in compliance with Code Section 409(a).

Compensation.  As compensation for his services to us, the Employment Agreement provides that Mr. Davis will receive a base salary of $770,000 per year. Mr. Davis’ base salary may be adjusted in the sole discretion of the Compensation Committee, and was increased to $785,400 for the fiscal 2011. Mr. Davis is also eligible to receive an annual cash bonus as may be determined in the sole discretion of the Compensation Committee; provided, that during the term of the Employment Agreement, Mr. Davis’ target annual cash bonus may not be less than 100 percent of his base salary unless the parties agree to a reduction as part of a negotiated restructuring of Mr. Davis’ compensation.

Mr. Davis is also eligible to participate in our Performance Incentive Plan or successor program subject to the discretion of the Compensation Committee. Any equity grants made pursuant to the Performance Incentive Plan are dependent upon the vesting and other terms and conditions of such grants, which will be determined by the Compensation Committee in its sole discretion.

In addition, Mr. Davis was awarded a one-time Long-Term Performance-Based Incentive (the “LTPBI”), which is described in detail below.

Long-Term Performance-Based Incentive.  The purpose of the LTPBI is to increase stockholder value by establishing additional compensation incentives linked directly to our performance over the five-year period beginning in fiscal year 2010 and ending in fiscal year 2014 (the “Five-Year Performance Period”). Mr. Davis ultimately will earn performance shares pursuant to the LTPBI award agreements only if: (1) our net income growth for each fiscal year during the Five-Year Performance Period meets specific performance goals that the Compensation Committee establishes at the beginning of each fiscal year; (2) our total stockholder return (“TSR”) is at or above the median of our peer group over the Five-Year Performance Period; (3) he remains employed as our Chief Executive Officer; and (4) any other criteria the Compensation Committee deems appropriate are satisfied.

The Compensation Committee establishes both fiscal year and long-term performance requirements that tie the ultimate LTPBI opportunity to our success over the Five-Year Performance Period. The Compensation Committee will establish these metrics at the beginning of each fiscal year and, for the long-term performance metrics, at the beginning of the Five-Year Performance Period. At the end of each fiscal year during the Five-Year Performance Period, performance shares will be added to a “Potential Award Pool” depending upon achievement of net income growth objectives established by the Compensation Committee at the outset of that fiscal year. At the end of the Five-Year Performance Period, the Compensation Committee will determine the number of performance shares in the Potential Award Pool that Mr. Davis will earn depending on achievement of the additional performance metrics set by the Compensation Committee at the beginning of the Five-Year Performance Period and the Compensation Committee’s judgment regarding Mr. Davis’ performance.

More specifically, the LTPBI awards will be made in accordance with the following procedures and subject to the following requirements:

•	At the beginning of each fiscal year during the Five-Year Performance Period, Mr. Davis will be eligible for a grant of performance shares equal in value to 125 percent of Mr. Davis’ then current base salary at the beginning of that fiscal year, subject to the share limits under the applicable stock plan. The number of shares will be determined using the average closing price of our stock for the trading days in the 180-day period that precedes the seventh day before the date of the grant.

•	At the end of each fiscal year during the Five-Year Performance Period, the performance shares granted with respect to that fiscal year will be added to the Potential Award Pool if (1) our net income growth for the fiscal year is (a) greater than or equal to the net income growth goal established at the beginning of the fiscal year or (b) ranked greater than or equal to the 50th percentile for net income growth in a peer group that the Compensation Committee approves for that fiscal year; and (2) Mr. Davis remains employed as our CEO at the end of the fiscal year. No performance shares will be added to the Potential Award Pool unless we meet one of the threshold net income growth objectives established at the beginning of the fiscal year.

•	The number of performance shares in the Potential Award Pool ultimately earned by Mr. Davis at the end of the Five-Year Performance Period, if any, will be based on our performance against TSR goals (relative to the peer group that the Compensation Committee approves at the beginning of the Five-Year Performance Period) over the full Five-Year Performance Period and the Compensation Committee’s judgment regarding Mr. Davis’ performance for the Five-Year Performance Period. If our annual average TSR over the Five-Year Performance Period is not equal to or greater than the 50th percentile as compared to the peer group, Mr. Davis will not earn any performance shares. If our TSR is equal to or greater than the 50th percentile threshold, the Compensation Committee will determine the number of performance shares earned, giving consideration to our final rank above the 50th percentile for TSR as compared to the peer group, our absolute net income growth, our actual average TSR, our total return to stockholders, other strategic goals, comparative compensation of the CEO to the market and any extraordinary circumstances, all as occurring over the Five-Year Performance Period.

The LTPBI is designed and intended to be “performance-based,” as defined in Section 162(m) of the Code, and is subject to our Recoupment Policy. Based on Mr. Davis’ fiscal 2009 salary of $770,000, we estimate that the total value of the performance shares that Mr. Davis could earn as LTPBI at the end of the Five-Year Performance Period will be approximately:

•	$4.8 million, if the maximum level of the applicable performance goals is met;

•	$3.9 million, if the target level of the applicable performance goals is met;

•	$1.9 million; if the threshold level of the applicable performance goals is met; and

•	$0.0 if our performance is below the threshold level of the applicable performance goals.

The estimated amounts that Mr. Davis could earn under the LTPBI are provided for illustration purposes only and assume that the price of our common stock is static over the Five-Year Performance Period.

Benefits.  Mr. Davis is eligible to participate in any of our health, disability, group life insurance, pension, retirement, profit sharing and bonus plans, and any other perquisites and fringe benefits that may be extended from time-to-time to our executive officers. Mr. Davis is also eligible to participate in our SERP and executive deferral plan in accordance with the terms of those plans. Additionally, we will provide Mr. Davis with a minimum of four weeks paid vacation and he is eligible for a car allowance in accordance with our automobile policy, which currently provides that Mr. Davis may either elect (1) to have us purchase a car with a value of up to $65,000 for his use or (2) receive a biweekly car allowance of $1,160.

Confidentiality/Discoveries.  The Employment Agreement requires Mr. Davis to maintain the confidentiality of our confidential information and to assign to us the rights to any and all inventions, designs, improvements, discoveries and processes developed by Mr. Davis, alone or with others, during his employment with us. If Mr. Davis assists us with the protection of any intellectual property after the termination of his employment, he will be paid for his services at an hourly rate equal to 50 percent of his base salary at the time his employment is terminated divided by 2,500.

Non-Competition/Non-Solicitation.  During his employment and for two years following the termination of his employment for any reason, Mr. Davis may not, without the prior written consent of the Board:

•	Directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, member, manager or through any other kind of ownership (other than ownership of securities of publicly held corporations of which Mr. Davis owns less than three percent of any class of outstanding securities), membership, affiliation, association, or in any other representative or individual capacity, engage in or render any services to any business in North America that (1) is engaged in the family or casual dining restaurant industry; (2) offers products that compete with products offered by us or any of our affiliates; (3) offers products that compete with products that we or our affiliates have taken substantial steps toward launching during Mr. Davis’ employment with us; or (4) is engaged in a line of business that competes with any line of business that we or our affiliates enter into, or have taken substantial steps to enter into, during Mr. Davis’ employment with us (a “Competing Business”). During the two-year period following Mr. Davis’ termination of employment with us, he may request, in writing, the approval of the Board to provide services to a Competing Business in a capacity that is unrelated to our business and products and that will not result in the unauthorized use or disclosure of trade secrets and confidential information to which he had access by virtue of his employment with us.

•	Employ or hire any of our employees, or solicit, induce, recruit or cause any of our employees to terminate his or her employment for the purpose of joining, associating or becoming employed with any other business or activity.

Termination Upon Death.  If Mr. Davis dies during his employment, his beneficiary will be entitled to: (1) the amount of Mr. Davis’ accrued but unpaid base salary as of the date of his death, including the value of unused vacation days; (2) payment for any unreimbursed business expenses incurred by Mr. Davis prior to his death; and (3) any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions.

Termination by Us Upon Disability.  If Mr. Davis suffers a “Disability,” we may terminate his employment upon not less than 30 days prior written notice. The Employment Agreement defines a “Disability” as Mr. Davis’ inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. During any period that Mr. Davis fails to perform his duties as a result of a Disability, he will continue to receive his base salary until his employment is terminated less any amounts payable to Mr. Davis under our disability benefit plans.

If we elect to terminate Mr. Davis’ employment as a result of a Disability, he will be entitled to: (1) the amount of his accrued but unpaid base salary as of the date his employment is terminated, including the value of unused vacation days; (2) payment for any unreimbursed business expenses he incurred prior to the termination of his employment; (3) any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions; and (4) an amount equivalent to a prorated annual cash bonus for the then current fiscal year as approved by the Compensation Committee and subject to the actual achievement of performance objectives applicable to that fiscal year.

Termination by Us for Cause.  Under the Employment Agreement, we will have “Cause” to terminate Mr. Davis’ employment at any time if Mr. Davis:

•	is convicted of or pleads no contest to any felony or other serious criminal offense;

•	breaches any material provision of the Employment Agreement (other than the provisions related to confidentiality, intellectual property, noncompetition and nonsolicitation, which are addressed below) or habitually neglects to perform his duties (other than for reasons related to Disability) and such breach or neglect is not corrected within 10 business days after his receipt of written notice of the breach or neglect sent by or on behalf of the Board;

•	breaches any provision of the Employment Agreement related to confidentiality, intellectual property, noncompetition and nonsolicitation, and such breach is not corrected within five business days after his receipt of written notice of the breach sent by or on behalf of the Board;

•	intentionally acts in material violation of any applicable law relating to discrimination or harassment;

•	engages in any inappropriate relationship with any of our employees, customers or suppliers, or misuses or abuses our property and/or resources;

•	violates our Code of Conduct or any of our other material policies applicable to senior executives; or

•	acts, without Board direction or approval, in an intentionally reckless manner (but not mere unsatisfactory performance) that is materially injurious to our financial condition.

If we elect to terminate Mr. Davis’ employment for Cause, he will be entitled to: (1) the amount of his accrued but unpaid base salary as of the date his employment is terminated, including the value of unused vacation days; (2) payment for any unreimbursed business expenses he incurred prior to the termination of his employment; and (3) any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions.

Termination by Us Without Cause or by Mr. Davis for Good Reason.  We may terminate Mr. Davis’ employment for any reason upon 14 days prior written notice. Also, Mr. Davis may terminate his employment at any time for “Good Reason” if, without his consent, we: (1) materially reduce Mr. Davis’ base compensation (unless in connection with an across-the-board reduction for executive officers); (2) require Mr. Davis to relocate more than 50 miles from the greater Columbus, Ohio, area; or (3) diminish Mr. Davis’ functional responsibilities in a substantial and negative manner; provided, that Mr. Davis will only be deemed to have resigned with Good Reason if he provides written notice of his intent to resign for Good Reason within 90 days of the first occurrence of the alleged Good Reason and we fail to remedy any such event within 30 business days after our receipt of such written notice.

If we terminate Mr. Davis’ employment for any reason other than death, Disability or Cause, or if Mr. Davis terminates his employment for Good Reason, Mr. Davis will be entitled to: (1) the amount of his accrued but unpaid base salary as of the date his employment is terminated, including the value of unused vacation days; (2) payment for any unreimbursed business expenses he incurred prior to the termination of his employment; (3) any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions; (4) any prior year earned, but unpaid annual cash bonus; (5) continuation of his base salary for 24 months (payable in 24 equal monthly installments); (6) an amount equivalent to a prorated annual cash bonus for the then current fiscal year as approved by the Compensation Committee and subject to the actual achievement of performance objectives applicable to that fiscal year; (7) payment by us of premiums under our group health and medical policies on behalf of Mr. Davis for up to 24 months for coverage substantially similar to that provided to Mr. Davis and his dependents on the date his employment is terminated; and (8) payment by us for all Company-sponsored life insurance programs in which Mr. Davis was participating or covered immediately before termination for 24 months following the termination of his employment.

Voluntary Termination by Mr. Davis.  Mr. Davis may resign from his employment with us upon not less than 60 days prior written notice. If Mr. Davis voluntarily terminates his employment, he will be entitled to: (1) the amount of his accrued but unpaid base salary as of the date his employment is terminated, including the value of unused vacation days; (2) payment for any unreimbursed business expenses he incurred prior to the termination of his employment; and (3) any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions.

Conditions to Certain Post-Termination Payments and Benefits.  Except as required by applicable law, our obligations under the Employment Agreement to make payments (other than base salary earned by Mr. Davis prior to the termination of his employment and payment for any earned but unused vacation) and to provide other benefits to Mr. Davis after the termination of his employment is expressly conditioned on Mr. Davis’ timely execution, without revocation, of a release of claims in a form satisfactory to us and his continued compliance with his ongoing obligations under the provisions of the Employment Agreement governing noncompetition, nonsolicitation, protection of confidential information, and assignment and protection of intellectual property.

Benefit Plans/Offset.  If Mr. Davis’ employment is terminated for any reason, then (1) his participation in all of our compensation and benefit plans will cease upon the effective termination date and all unvested bonuses, equity awards and other like items will immediately lapse, except as otherwise provided in the applicable plans or the Employment Agreement and (2) any amounts Mr. Davis owes to us will become immediately due and payable and we will have the right to offset such amounts against any amounts we owe to Mr. Davis.

Change in Control Provision.  The Employment Agreement contemplates that we have provided Mr. Davis with change in control benefits as we have done under the CIC/Severance Plan. Note that there will be no duplication of payments or benefits under the CIC/Severance Plan and the Employment Agreement.

Arbitration of Certain Disputes.  Except for disputes related to the enforcement of the provisions of the Employment Agreement governing noncompetition, nonsolicitation, and protection of confidential information and intellectual property, we and Mr. Davis have agreed to arbitrate any dispute arising out of his employment or the Employment Agreement.

Compliance with Section 409A.  The Employment Agreement provides that certain payments to be made to, and benefits to be made available to Mr. Davis may be delayed as necessary to comply with Section 409A of the Code.

Potential Payouts upon Termination or Change in Control

The following table shows the approximate amounts payable to our named executives pursuant to our CIC/Severance Program in the event of their termination of employment under the circumstances described below. The figures in the table represent the incremental cost/value of the payments and do not include amounts that have already vested or been earned/paid. The table assumes that the terminations took place on April 29, 2011, the last day of fiscal 2011. The termination provisions of our change in control agreements and Mr. Davis’ employment agreement are described under the captions “Change in Control and Severance Program” and “Employment Agreement — Steven Davis” above.

Potential Payouts upon Termination or Change-in-Control Table

					Excise Tax
	Cash		Retirement	Health &	Reimbursement/
	Severance	Equity(1)	Benefits(2)	Welfare	Adjustment		Total(4)
Steven A. Davis
Death	$0	$3,837,557	$853,672	$0	$0		$4,691,229
Disability	$0	$3,837,557	$853,672	$0	$0		$4,691,229
For Cause	$0	$0	$0	$0	$0		$0
Voluntary/Retirement	$0	$3,837,557	$0	$0	$0		$3,837,557
Without Cause	$1,570,800	$0	$0	$7,958	$0		$1,578,758
Change-in-Control	$4,159,772	$3,837,557	$853,672	$5,923	$(339,184	)(3)	$8,517,740

Paul F. DeSantis
Death	$0	$0	$0	$0	$0		$0
Disability	$0	$0	$0	$0	$0		$0
For Cause	$0	$0	$0	$0	$0		$0
Voluntary/Retirement	$0	$0	$0	$0	$0		$0
Without Cause	$31,250	$0	$0	$0	$0		$31,250
Change-in-Control	$750,000	$0	$0	$0	$0		$750,000

J. Michael Townsley
Death	$0	$566,529	$440,224	$0	$0		$1,006,753
Disability	$0	$566,529	$440,224	$0	$0		$1,006,753
For Cause	$0	$0	$0	$0	$0		$0
Voluntary/Retirement	$0	$566,529	$0	$0	$0		$566,529
Without Cause	$218,103	$0	$0	$2,076	$0		$220,179
Change-in-Control	$1,241,209	$566,529	$440,224	$4,636	$0		$2,252,598

Randall L. Hicks
Death	$0	$67,965	$0	$0	$0		$67,965
Disability	$0	$67,965	$0	$0	$0		$67,965
For Cause	$0		$0	$0	$0		$0
Voluntary/Retirement	$0	$67,965	$0	$0	$0		$67,965
Without Cause	$338,250	$0	$0	$3,979	$0		$342,229
Change-in-Control	$904,319	$67,965	$52,933	$5,923	$0		$1,031,140

Harvey Brownlee
Death	$0	$589,310	$127,332	$0	$0		$716,642
Disability	$0	$589,310	$127,332	$0	$0		$716,642
For Cause	$0	$0	$0	$0	$0		$0
Voluntary/Retirement	$0	$589,310	$0	$0	$0		$589,310
Without Cause	$68,667	$0	$0	$663	$0		$69,330
Change-in-Control	$1,179,600	$589,310	$127,332	$5,923	$0		$1,902,165

Richard B. Green
Death	$0	$64,232	$0	$0	$0		$64,232
Disability	$0	$64,232	$0	$0	$0		$64,232
For Cause	$0	$0	$0	$0	$0		$0
Voluntary/Retirement	$0	$64,232	$0	$0	$0		$64,232
Without Cause	$23,750	$0	$0	$112	$0		$23,862
Change-in-Control	$630,850	$64,232	$0	$2,006	$0		$697,088

(1)	Equity values represent the value of all options and restricted stock that would vest upon the termination event specified. Equity values are based on a stock price of $31.36, which was the closing price of our stock on April 29, 2011, the last day of fiscal 2011.

(2)	The retirement benefit figures for Messrs. Davis, Townsley and Brownlee represent the present value of accumulated retirement benefits under the SERP and the executive deferral plan. An amount is not shown as payable to Mr. Hicks upon death, disability, voluntary/retirement or termination without cause because he is fully vested in our SERP and executive deferral plan. Accordingly, we would not incur any incremental cost for these retirement benefits in the event of Mr. Hicks’ termination of employment under these circumstances. The aggregate account balances under the SERP and executive deferral plan as of April 29, 2011 are presented in the table above under the heading “Nonqualified Deferred Compensation.”

(3)	The payments indicated under the above table are based upon the terms and conditions of the CIC/Severance Plan as described above under “Change in Control and Severance Program.”

(4)	Negative amounts represent the amount by which the named executives’ change in control payments would be reduced so that the payments would not be subject to the excise tax.

TRANSACTIONS WITH RELATED PERSONS

Our Board has adopted a Related Person Transaction Policy that is administered by the Nominating and Corporate Governance Committee. The Policy applies to any transaction or series of transactions in which we participate, the amount involved exceeds $100,000, and a “related person” has a direct or indirect material interest. According to SEC rules, a “related person” is a director, officer, nominee for director, or five percent stockholder of our Company since the beginning of the last fiscal year and their immediate family members. Related person transactions do not include: (1) interests arising solely from ownership of our stock if all stockholders receive the same benefit; (2) compensation to our executive officers if approved by our Compensation Committee; and (3) compensation to our directors if the compensation is disclosed in our proxy statement.

Under the Policy, all related person transactions will be referred to the Nominating and Corporate Governance Committee for approval, ratification, revision or termination. No director may participate in the consideration of a related person transaction in which he or she or an immediate family member is involved. The Nominating and Corporate Governance Committee can approve and ratify only those transactions that it finds to be in our best interests. In making this determination, the Nominating and Corporate Governance Committee will review and consider all relevant information available to it, including:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the transaction;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could be reached with an unrelated third party;

•	the purpose of the transaction and its potential benefits to us; and

•	any other information regarding the transaction or the related person that would be material to investors in light of the circumstances.

During fiscal 2011, in accordance with the Policy, the Nominating and Corporate Governance Committee reviewed the related person transactions described under “CORPORATE GOVERNANCE” section under the heading “Director Independence.”

PROPOSAL 4 — STOCKHOLDER PROPOSAL

The following proposal was submitted for inclusion in this Proxy Statement by The Humane Society of the United States (“HSUS”). As of the date that the proposal was submitted, HSUS beneficially owned at least $2,000 in market value of our common stock.

Start of Shareholder Proposal

“RESOLVED, that shareholders encourage the Board of Directors to phase-in the use of “cage-free” eggs for Bob Evans restaurants, so that they represent at least five percent of the company’s total egg usage.

Supporting Statement:

Bob Evans competitors including Denny’s, IHOP, Cracker Barrel, Golden Corral, Burger King, Wendy’s, Subway, Arby’s, Sonic, Quiznos, Carl’s Jr., Whataburger and Hardee’s have all begun using cage-free eggs. However, Bob Evans only uses eggs from hens confined in cages, posing animal welfare, food safety, and public image risks to the company. Each hen laying eggs for Bob Evans has less space than a standard sheet of paper on which to live and is completely deprived of the ability to engage in many important natural behaviors, including simply being able to spread her wings.

This is a major social and food industry concern, as evidenced by the following:

•	California and Michigan both passed laws to outlaw confining hens in cages.

•	100% of Walmart and Costco private brand eggs are cage-free.

•	As Cardinal, Pope Benedict XVI called the cage confinement of hens a “contradiction” of Biblical principles.

•	Numerous independent studies have found that animal welfare is a top social concern for Americans.

•	Unilever is converting to 100% cage-free eggs, including the 350 million used by Hellmann’s.

•	As a Citigroup report noted, “concerns of animal cruelty” present “headline risks that could tarnish the image of restaurant companies.”

Science has demonstrated that cage confinement is detrimental to birds’ well-being:

•	A scientific panel formed by Johns Hopkins University and the Pew Charitable Trusts-which included a former U.S. Secretary of Agriculture-concluded that hens shouldn’t be confined in cages.

•	The LayWel Project-the most comprehensive scientific review of hen welfare to date- concluded that “with the exception of” battery cages, all hen housing systems can provide adequate welfare.

•	The Netherlands Journal of Agricultural Science ranked 22 different hen housing systems and found that, on a zero-to-ten scale of animal welfare, battery cages rank dead last at zero.

Over the last five years, all fifteen studies published comparing Salmonella contamination in cage and cage-free egg operations founder higher rates of Salmonella in the cage facilities. The only two studies ever published comparing risk at the consumer level both tied increased Salmonella risk to cage egg consumption. A study published in the American Journal of Epidemiology found that people who recently ate eggs from caged hens had twice the odds of being sickened by Salmonella, and a study in Epidemiology and Infection found nearly five times lower odds of Salmonella poisoning in consumers who chose eggs from free-range hens.

With states outlawing the confinement of hens in cages, cage confinement posing food safety concerns, and animal welfare being of great concern to Americans, we believe it is clearly in shareholders’ best interest to vote FOR this modest resolution, which would simply encourage the Board to take action on this important social issue.”

End of Shareholder Proposal

Company Response:

Proponent has requested that we “phase-in the use of ‘cage-free’ eggs” for use in the Bob Evans restaurants. We have informed proponent on numerous occasions that the Company:

(1) maintain a Food Safety and Quality Assurance Department, which is led by an expert with a doctorate in food science and human nutrition;

(2) have an Animal Well-Being Council with three independent experts in animal behavior and well-being to help establish food selection and supplier policies that are ethically grounded, scientifically verified and economically viable;

(3) have specifically considered the use of cage-free eggs with its Food Safety and Quality Assurance Department, as well as our Animal Well-Being Council and at this time, we do not believe that there is sufficient scientific evidence to support the use of cage-free eggs; and

(4) are a member of the Coalition of Sustainable Egg Supply (the “Coalition”)1, a commercial scale study of different hen housing environments, including cage-free housing, and their impact on animal health and well-being, safe and affordable food, the environment, and worker welfare.

Our management who is involved in the day to day operations of sourcing our foods and serving them to our customers at our restaurants are in a much better position to make a careful and informed decision about the eggs we use. As has been indicated for some time on our website, we are already carefully reviewing this and the related issues.

We are genuinely concerned that the proponent’s “agenda” gets in the way of an objective consideration of the other issues related to its’ issue; those of safe and affordable food, the environmental impact, and worker welfare.

We are also very concerned about the proponent’s use of “scare tactics” to support its agenda. Proponent indirectly implies that there are “food safety concerns” with the conventional egg production system in the U.S. What proponent fails to state is that over 95% of the eggs produced in the U.S. are currently produced using the conventional system. The system is highly regulated, as well as controlled by market forces to ensure food safety issues are controlled. Further, at many restaurants including Bob Evans, most eggs are pasteurized, which also significantly helps to control any food safety concerns.

In support of its position, proponent cites studies that were for the most part conducted in Europe and studied European production methodologies. Studies published in 2010 and 2011 have however found that the studies’ cited by the proponent have used flawed methodologies and therefore their findings should not be considered conclusive. As an example, in the abstract summarizing the results of a 2011 study “performed to quantify the effect of the housing system on the spread of a Salmonella Enteritidis infection,” the scientists’ state:

“A trend toward increased bird-to-bird transmission was detected in the aviary and floor system compared with the cage systems. Also, significantly more contaminated eggs were found in the aviary compared with the cage systems and the floor system.”

These studies indicate that additional studies are needed to compare the conventional production system to the cage-free systems using U.S. production methodologies.

1 Examples of other members are: American Humane Association, British Columbia Egg Marketing Board, Cargil Kitchen Solutions, Cracker Barrel Country Store, Inc., DineEquity, Inc., Iowa State University, McDonald’s USA, Michael Foods, Inc., Michigan State University, Midwest Poultry Services, Novus International, Ohio Egg Marketing Program, Purdue University, Sysco Corporation, United Egg Producers, and University of California-Davis.

We are a member of the Coalition for the sole purpose of helping to fund independent studies based on current U.S. production methodologies. These studies will help advance the science on these issues and will be directly applicable to U.S. production methodologies and the sources for our eggs. They will also take into consideration animal well being and all of the other key considerations, including how the systems impact worker health and safety, and the environment, as well as source availability and affordability. We consider all of these issues to be very important. The proponent also fails to consider that in the U.S. there is a shortage of cage-free eggs. As a consequence of this shortage, cage-free eggs cost about twice as much as conventional eggs.

The proponent’s issue has by raised at many stockholder meetings of U.S. companies. It has never once been passed. It has always received less than six percent of the “For” votes. Holders of over a majority of our shares, being 16 of our 25 largest shareholders, voted “Against” or “Abstained” (treated as a vote against) on this same issue at the McDonald’s annual stockholders meeting in 2010.

While proponent states in its’ press releases that many companies have agreed to use cage-free eggs, these agreements exceed the available supply of cage-free eggs. We could have also “committed” to phase-in the use of cage-free eggs so that they constitute at least five percent of our supply, but our word is important to us. We are committed to the Coalition so that we can determine the truth on these issues and make the best possible decisions for our guests, stockholders, employees, suppliers and animals who provide the food served in our restaurants.

We strongly recommend that our stockholders vote “Against,” or that they “Abstain” from voting on this proposal.

FOR ALL OF THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 4

PROPOSAL 5 — AMENDMENTS TO BYLAWS
TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS

In 1986, our stockholders voted to amend our Bylaws to provide for the election of directors in three classes, with each class being elected for a three-year period. This is called a “classified board.” The Board is submitting to the stockholders this proposal to change the method of electing directors so that each director stands for election annually for a one-year term. In 2007, 2009, and in 2010, we proposed that our stockholders amend our Bylaws to declassify the Board, but the proposals did not receive the required affirmative vote. If the stockholders approve this proposal, Article III, Section 3.01 and Section 3.02 of our Amended and Restated Bylaws will be revised as shown in Appendix A, with strikeouts reflecting language deleted from the current Bylaws, and underlines reflecting language added to the current Bylaws. If the proposal is approved, all directors standing for election, beginning with this annual meeting of stockholders, will be elected to one-year terms. The proposal will have no effect on the current terms of our directors elected in prior years (i.e., our current Class II and Class III directors), whose terms will continue throughout the designated three-year period for which they were elected.

Many people believe that electing all directors each year increases the accountability of the directors to the stockholders and promotes good corporate governance. However, classified boards make it more likely that any attempt to acquire control of a company will take place through orderly negotiations with the board of directors. This is because classified boards make it more difficult for stockholders to change the majority of the directors since only one-third of the directors will stand for election in any given year. As a result, if this proposal is approved, the possibility of a less orderly and negotiated change of control of our Company will increase and any anti-takeover protection afforded by a classified board will be eliminated.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO OUR BYLAWS TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS.

PROPOSAL 6 — AMENDMENT TO BYLAWS TO REDUCE STOCKHOLDER APPROVAL THRESHOLD REQUIRED TO AMEND SECTION 3.01 OF OUR BYLAWS

As discussed above in Proposal 5, we proposed in 2007, 2009 and in 2010, that our stockholders amend our Bylaws to declassify the Board, but the proposals did not receive the required affirmative vote at either meeting. The proposals would have been adopted if the approval threshold was a majority of the voting power instead of at least 80 percent of the outstanding shares of our common stock.

If the stockholders approve this proposal, Article VIII, Section 8.01 of our Bylaws will be revised as shown in Appendix B, with strikeouts reflecting language deleted from the current Bylaws. If the stockholders approve this proposal, the 80 percent supermajority requirement will be eliminated as it relates to classification of directors and the classification of directors provision set forth in Section 3.01 of our Bylaws may be amended by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF AMENDMENT TO BYLAWS TO REDUCE STOCKHOLDER APPROVAL THRESHOLD REQUIRED TO AMEND SECTION 3.01 OF OUR BYLAWS.

PROPOSAL 7 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been our independent auditor since 1980, and the Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 27, 2012. Before selecting Ernst & Young LLP, the Audit Committee carefully considered, among other things, that firm’s qualifications as our independent registered public accounting firm and the audit scope. Although not required under Delaware law or our governing documents, as a matter of good corporate governance, the Audit Committee has determined to submit its selection to our stockholders for ratification. In the event that this selection of the independent registered public accounting firm is not ratified by our stockholders at the annual meeting, the Audit Committee will review its selection of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 27, 2012.

Preapproval of Services Performed by the Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit Committee is required to preapprove the audit services and permitted nonaudit services performed by the independent registered public accounting firm in order to ensure that they do not impair our auditors’ independence from us. SEC rules specify the types of nonaudit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Consistent with the SEC’s rules, the Audit Committee has adopted a policy which requires the Audit Committee to pre-approve all audit services and permitted non-audit services provided by the independent registered public accounting firm to us or any of our subsidiaries. The policy contains a list of specific audit services, audit-related services and tax services that have been approved by the Audit Committee up to certain cost levels. This list is reviewed and approved by the Audit Committee at least annually. The preapproval of the services set forth in the list is merely an authorization for management to potentially use the independent registered public accounting firm for such services. The Audit Committee, with input from management, has the responsibility to set the terms of the engagement and negotiate the fees. The Audit Committee must specifically pre-approve any proposed services that are not included in the list or that will exceed the cost levels set forth on the list. The Audit Committee may delegate preapproval authority to its Chair or another member of the Audit Committee and, if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting. In no event does the Audit Committee delegate to management its responsibility to pre-approve services to be performed by the independent registered public accounting firm.

All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific preapproval by the Audit Committee must be submitted to our Controller and must include a detailed description of the services to be rendered. Our Controller will determine whether such services fall within the list of services that have been preapproved by the Audit Committee. If there is any question as to whether the proposed services have been preapproved, our Controller will contact the Audit Committee’s designee to obtain clarification and, if necessary, specific preapproval of the proposed services. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm.

All requests or applications for services to be provided by the independent registered public accounting firm that require specific preapproval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and our Controller and must include a joint statement as to whether, in their views, the request or application is consistent with the SEC’s rules on auditor independence.

Fees of the Independent Registered Public Accounting Firm

The following table shows the fees that we paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years 2011 and 2010. The Audit Committee preapproved all of the services described below.

	2011	2010

Audit Fees	$485,000	$479,625
Audit-Related Fees	14,500	14,500
Tax Fees	183,800	139,000
All Other Fees	0	0

Total	$683,300	$633,125

Audit Fees:  This category includes the audit of our annual financial statements, the audit of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees:  This category consists of assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include benefit plan audits and accounting consultations.

Tax Fees:  This category consists of professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice. In fiscal 2011 and 2010, all fees paid were for tax services related to tax return preparation, tax return review and technical tax advice, except $110,000 in 2011 and $105,000 in 2010 was paid for tax planning services related to a repairs and maintenance project and in 2011, $66,500 was paid for a cost segregation study for restaurant remodels.

All Other Fees:  None.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and the Company’s independent auditors the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended April 29, 2011. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosure and the letter from the Company’s independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with the Company’s independent auditors such independent auditors’ independence, and has considered the compatibility of non-audit services with the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 29, 2011, filed with the SEC.

Submitted by:  Audit Committee Members
Eileen A. Mallesch (Chairperson), E.W. (Bill)
Ingram III and G. Robert Lucas II

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Under Rule 14a-8 of the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2012 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our corporate headquarters, in care of our Vice President, General Counsel and Corporate Secretary. We must receive all submissions no later than March 15, 2012. We strongly encourage any stockholder interested in submitting a proposal to contact our Vice President, General Counsel and Corporate Secretary in advance of this deadline to discuss the proposal. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Nominating and Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals.

Alternatively, under our Bylaws, if a stockholder does not want to submit a proposal for the 2012 annual meeting for inclusion in our proxy statement under Rule 14a-8, or intends to nominate a person as a candidate for election to the Board directly (rather than through our Nominating and Corporate Governance Committee), the stockholder may submit the proposal or nomination to our, Vice President, General Counsel and Corporate Secretary between April 23, 2012 and May 22, 2012. However, if the date of the 2012 annual meeting is changed by more than 30 days from the anniversary of the 2012 Annual Meeting, our Vice President, General Counsel and Corporate Secretary must receive the notice no later than the close of business on the later of (1) the 90th day before the annual meeting or (2) the 10th day after the day on which we publicly disclose the date of the 2012 annual meeting.

Stockholders who intend to nominate an individual for election to the Board or to bring any other business before a meeting of stockholders must follow the procedures outlined in Section 2.07 of Article II of our Bylaws. Under these procedures, the stockholder must be a stockholder of record at the time we give notice of the meeting and be entitled to vote at the meeting. The stockholder also must provide a notice including the information specified in our Bylaws concerning the proposal or the nominee and information regarding the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not comply with these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. Our Bylaws are posted on our Web site at www.bobevans.com in the “Investors” section under “Corporate Governance.” To make a submission or to request a copy of our Bylaws, stockholders should contact our Vice President, General Counsel and Corporate Secretary.

REPORTS TO BE PRESENTED AT THE ANNUAL MEETING

Our Annual Report to Stockholders for the fiscal year ended April 29, 2011, which contains financial statements for such fiscal year and the signed report of Ernst & Young LLP, independent registered public accounting firm, with respect to such financial statements, will be presented at the annual meeting. The Annual Report is not to be regarded as proxy soliciting material, and our management does not intend to ask, suggest or solicit any action from the stockholders with respect to the Annual Report.

OTHER MATTERS

As of the date of this proxy statement, the only business management intends to present at the annual meeting consists of the matters set forth in this proxy statement. If any other matters properly come before the annual meeting, then individuals appointed by the Board will vote on those matters in their discretion in accordance with their best judgment. All valid proxies received will be voted unless they are properly revoked.

You are requested to vote by visiting the www.proxyvote.com Web site as indicated on the proxy card, calling (800) 690-6903, or by signing, completing and dating a proxy card and mailing it promptly in the envelope provided. Your vote is very important.

APPENDIX A

PROPOSAL TO AMEND BYLAWS TO
PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS

Section 3.01.  Number of Directors.  The number of directors of the corporation shall be not less than nine (9) nor more than fifteen (15). Initially there shall be nine (9) directors and thereafter the number of directors shall be as provided from time to time in the by-laws, provided that no amendment to the by-laws decreasing the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken by the directors (whether through amendment of the by-laws or otherwise) to increase the number of directors as provided in the by-laws from time to time unless at least eighty percent (80%) of the directors then in office shall concur in said action. Directors need not be stockholders. ~~Commencing with the election of directors at the 1986 annual meeting of stockholders, the board of directors shall be divided into three classes, designated class I, class II and class III, as nearly equal in number as possible, and the term of office of directors in one class shall expire at each annual meeting of stockholders, and in all cases as to each director until a successor shall be elected and shall qualify, or until his earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of class I shall expire at the annual meeting of stockholders in 1987, that of class II shall expire at the annual meeting of stockholders in 1988, and that of class III shall expire at the annual meeting of stockholders in 1989, and in all cases as to each director until a successor shall be elected and shall qualify, or until his earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.~~ Without limiting the term of any director previously elected, directors elected to the board of directors at or after the annual meeting of stockholders to be held in 2011 shall hold office until the first annual meeting of stockholders following their election and until his or her successor shall have been duly elected and qualified or until the director’s earlier death, resignation or removal.

Section 3.02.  Vacancies.  Vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, or by a sole remaining director, and the directors so chosen shall hold office until the next election of ~~the class for which such~~ directors ~~shall have been chosen~~ and until their successors are duly elected and shall qualify, ~~unless sooner displaced~~ or until such director’s earlier resignation, removal or death. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

A-1

APPENDIX B

PROPOSAL TO AMEND BYLAWS TO REDUCE STOCKHOLDER APPROVAL THRESHOLD
REQUIRED TO AMEND SECTION 3.01 OF OUR BYLAWS

Section 8.01.  Amendments.  These by-laws may be amended or repealed by the board of directors pursuant to the certificate of incorporation or by affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal: provided, however, that the provisions set forth in this Article VIII, in Article II, Sections 2.05 and 2.08 and in Article III, Section~~s 3.01 and~~ 3.13, herein may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of eighty percent (80%) of the stock issued and outstanding and entitled to vote thereon.

B-1

ANNUAL MEETING OF STOCKHOLDERS
AUGUST 23, 2011
Bob Evans Farms, Inc. Dan Evans Center for Excellence
3700 S. High Street
Columbus, Ohio 43207
Meeting begins at 10:00 a.m. — Doors open at 9:30 a.m.

Stockholders of record as of July 1, 2011, are welcome to attend the 2011 Annual Meeting of Stockholders of Bob Evans Farms, Inc. Please note the following admission requirements:

•	If you are the stockholder of record, you must bring:

•	valid government-issued picture identification; and

•	an admission ticket (which is attached to the enclosed proxy card) or a copy of the Notice of Internet Availability of Proxy Materials that you received in the mail in order to enter the meeting.

•	If your shares are held in the name of your broker, bank or other stockholder of record, you must bring:

•	valid government-issued picture identification; and

•	an account statement or a letter from the stockholder of record indicating that you were the beneficial owner of the shares on July 1, 2011, in order to enter the meeting.

•	If you are the representative of a corporation, limited liability company, partnership or other legal entity that holds shares of our common stock, you must bring:

•	valid government-issued picture identification; and

•	acceptable evidence of your authority to represent the legal entity at the meeting. Only one representative may attend.

•	If you arrive at the annual meeting without the required items described above, you will not be able to attend the meeting.

•	Cameras and recording equipment, or similar devices, are not allowed into the annual meeting. Cell phones must also be turned off.

3776 SOUTH HIGH STREET
COLUMBUS, OH 43207
THREE WAYS TO VOTE BEFORE THE MEETING
VOTE BY INTERNET
1)	Read the proxy statement and have the proxy card below at hand.

2)	Go to Web site www.proxyvote.com.

3)	Follow the instructions provided on the Web site.

4)	Proxies must be received by 11:59 p.m. Eastern Time on August 19, 2011.
VOTE BY PHONE
1)	Read the proxy statement and have the proxy card below at hand.

2)	Call 1-800-690-6903.

3)	Follow the instructions.

4)	Proxies must be received by 11:59 p.m. Eastern Time on August 19, 2011.
VOTE BY MAIL
1)	Read the proxy statement.

2)	Check the appropriate boxes on the proxy card below.

3)	Sign and date the proxy card.

4)	Return the proxy card in the envelope provided or return it to Bob Evans Farms, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

5)	Proxies must be received by 11:59 p.m. Eastern Time on August 19, 2011.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

BOBEV1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BOB EVANS FARMS, INC.
Proposals

1.	Election of three Class I directors.
		For	Against	Abstain

	1a. Cheryl L. Krueger	☐	☐	☐

	1b. G. Robert Lucas II	☐	☐	☐

	1c. Eileen A. Mallesch	☐	☐	☐

2.	Approving the advisory resolution on executive compensation.	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

3.	Vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

NOTE: Please sign as name appears on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should both sign.

Signature [PLEASE SIGN WITHIN BOX]	Date

		For	Against	Abstain

4.	Vote on a stockholder proposal on the use of cage-free eggs, if properly presented at the meeting.	☐	☐	☐

5.	Proposal to amend our Bylaws to provide that all directors will be elected annually.	☐	☐	☐

6.	Proposal to reduce the stockholder approval threshold to amend Section 3.01 of our Bylaws from 80 percent of our outstanding common shares to a simple majority.	☐	☐	☐

7.	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm.	☐	☐	☐

		Yes	No
Please indicate if you plan to attend this meeting so an admission ticket can be provided to you.		☐	☐

Signature (Joint Owners)	Date

ADMISSION TICKET
2011 Annual Meeting of Stockholders
Tuesday, August 23, 2011 ~ 10:00 A.M.
Bob Evans Farms, Inc.~ Dan Evans Center for Excellence

3700 S. High Street
Columbus, Ohio 43207
(Adjacent to and North of the Bob Evans Farms, Inc. Corporate Headquarters)
This is your admission ticket to the meeting. This ticket only admits the stockholder(s) listed on the reverse side of this card and is not transferable. Guests of stockholders are not permitted to attend the meeting. You will be asked to present government-issued picture identification, such as a driver’s license. You may not bring cameras or recording equipment or similar devices into the meeting. Cell phones must be turned off. Doors open at 9:30 A.M.
The Bob Evans Farms, Inc. Dan Evans Center for Excellence is located at 3700 S. High Street, Columbus, Ohio 43207, approximately 1/2 mile north of Obetz Road across S. High Street from the Great Southern Shopping Center (adjacent to and north of the Bob Evans Farms, Inc. Corporate Headquarters). Directions to the Bob Evans Farms, Inc. Dan Evans Center for Excellence can be obtained by calling (614) 492-4959.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, August 23, 2011
The undersigned hereby appoints Steven A. Davis and Paul F. DeSantis, or either of them, as his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Bob Evans Farms, Inc., a Delaware corporation (the “Company”), to be held at the Bob Evans Farms, Inc. Dan Evans Center for Excellence, 3700 S. High Street, Columbus, Ohio 43207, on Tuesday, August 23, 2011, at 10:00 a.m. local time and at any adjournments or postponements thereof, on all matters properly coming before the annual meeting, including but not limited to the matters set forth on the reverse side.
You are encouraged to specify your vote on the matters to be voted upon at the annual meeting by marking the appropriate boxes on the reverse side. This proxy, when properly executed and returned, will be voted in the manner directed by the undersigned stockholder. If this proxy is properly executed and returned but no direction is given, this proxy will not be voted. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Company 401(k) Plan Participants:
If shares of common stock of the Company are allocated to the account of the stockholder identified on this card under the Bob Evans Farms, Inc. and Affiliates 401(k) Retirement Plan (the “401(k) Plan”), then such stockholder hereby directs BNY Mellon, the trustee of the 401(k) Plan (the “Trustee”), to vote all of the shares of common stock of the Company allocated to such stockholder’s account under the 401(k) Plan in accordance with the instructions given herein at the annual meeting, and any adjournments or postponements thereof, on the matters set forth on the reverse side. Your instructions to the Trustee are strictly confidential. If no instructions are given, the shares allocated to such stockholder’s account in the 401(k) Plan will not be voted.
The undersigned hereby acknowledges receipt of the Notice of Internet Availability of Proxy Materials for the proxy statement and the Company’s annual report to stockholders. The undersigned hereby revokes all proxies previously given to vote at the annual meeting or any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments, please mark corresponding box on the reverse side.)

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials

BOB EVANS FARMS, INC.
Meeting Information

Meeting Type: Annual
For holders as of: July 1, 2011
Location:	Bob Evans Farms, Inc. Dan Evans Center for Excellence 3700 S. High Street Columbus, Ohio 43207
For Meeting Directions Please
Call (614) 492-4959

You are receiving this communication because you hold shares in the company named above.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—   Before You Vote  —
How to Access the Proxy Materials

Proxy Materials to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT         ANNUAL REPORT
How to View Online:
Have the 12-digit Control Number available (located on the following page) and visit www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
*If requesting materials by e-mail, please send a blank e-mail with the 12-digit Control Number (located on the following page) in the subject line.
Requests, instructions, and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery, please make your request for a copy as instructed above on or before 08/12/11.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: The Company has attendance requirements for its stockholder meetings as stated in its proxy statement including but not limited to the possession of an attendance ticket issued by the Company. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.
Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-digit Control Number available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
1.	Election of three Class I directors.

Nominees:

01	Cheryl L. Krueger

02	G. Robert Lucas II

03	Eileen A. Mallesch

2.	Approving the advisory resolution on executive compensation.

3.	Vote on the frequency of future advisory votes on executive compensation.

4.	Vote on a stockholder proposal on the use of cage-free eggs, if properly presented at the meeting.

5.	Proposal to amend our Bylaws to provide that all directors will be elected annually.

6.	Proposal to reduce the stockholder approval threshold to amend Section 3.01 of our Bylaws from 80 percent of our outstanding common shares to a simple majority.

7.	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.